UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

STANDARD MICROSYSTEMS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

STANDARD MICROSYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 8, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Standard Microsystems Corporation (“SMSC” or the “Company”) will be held at 10 a.m. (EDT) on July 8, 2009, at the offices of Cleary Gottlieb, One Liberty Plaza, 39th Floor, New York, NY 10006, for the following purposes:

1.	To elect directors;
2.	To approve the Standard Microsystems Corporation 2009 Long Term Incentive Plan;
3.	To approve the Standard Microsystems Corporation Selected Officer Management Incentive Plan;
4.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2010; and
5.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

In accordance with the bylaws of SMSC, the Board of Directors has fixed the close of business on May 15, 2009 as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

/s/ Walter Siegel

Walter Siegel
Vice President, General Counsel & Secretary

May 27, 2009

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND MAILING IT TO THE COMPANY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF INTERNET VOTING IS AVAILABLE TO YOU, VOTING INSTRUCTIONS ARE PRINTED ON THE PROXY CARD SENT TO YOU. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

STANDARD MICROSYSTEMS CORPORATION
80 Arkay Drive
Hauppauge, New York 11788

ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 8, 2009

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Standard Microsystems Corporation, a Delaware corporation (“SMSC” or the “Company”), for use at its Annual Meeting of Stockholders to be held at 10:00 a.m. (EDT) on July 8, 2009 at the offices of Cleary Gottlieb, One Liberty Plaza, 39th Floor, New York NY 10006 and at any adjournment thereof. The approximate date on which this statement and the accompanying proxy are first being mailed to stockholders is May 27, 2009.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Every stockholder of SMSC is entitled to cast, in person or by proxy, one vote for each share of SMSC common stock held at the close of business on May 15, 2009, the record date for the Annual Meeting. At that date, SMSC had 21,959,357 shares of common stock outstanding. The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Executing and returning your proxy will not affect your right to attend the Annual Meeting and vote in person. If you do attend, you may vote by ballot at the Annual Meeting, thereby effectively canceling any proxies previously given. In addition, a shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary of the Company any instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

The election of Directors of the Company (“Directors”) is decided by a plurality of the votes duly cast at the Annual Meeting. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors. Under the NASDAQ rules, a majority of the votes duly cast at the Annual Meeting is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of any such matter under the NASDAQ rules. Under Delaware law, for each other matter to be acted on at the meeting, an affirmative vote of a majority of shares, present in person or by proxy at a meeting and entitled to vote on the matter is required. Therefore, whereas broker non-votes will not effect the vote, abstentions will count as a vote against the matter for purposes of Delaware law. The proxies named in the enclosed form of proxy or their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified on the form of proxy, the shares will be voted in accordance with the specification so made.

No business other than as set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting, but should any other matter requiring a vote of Stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. Stockholders who execute the enclosed proxy may still attend the Annual Meeting and vote in person.

The cost of preparing, assembling and mailing the proxy statement and related material will be borne by SMSC. In addition to soliciting proxies by mail, SMSC may make request for proxies by telephone, facsimile transmission or messenger or by personal solicitation by officers, Directors or employees of SMSC, at nominal cost to SMSC, or by any one or more of the foregoing means. SMSC has also engaged BNY Mellon

Shareowner Services as its proxy solicitor for a fee of $7,000 and expenses (not to exceed $3,000), plus an additional fee of $4,000 if the shareholders approve Proposals 2 and 3.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting who will also determine whether a quorum is present.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is mailing to its record and beneficial shareholders a Notice of Internet Availability of Proxy Materials at least 40 calendar days prior to the Annual Meeting, which contains instructions on how to access the Company’s proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of SMSC’s proxy materials by mail, unless through the process described in the paragraph below. If you wish to receive a printed copy of the Company’s proxy materials for the Annual Meeting, please follow the instructions for requesting those materials set forth in the notice of Internet Availability of Proxy Materials.

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by SMSC by January 28, 2010. All stockholder proposals should be sent to the Vice President, General Counsel and Secretary, SMSC, 80 Arkay Drive, Hauppauge, New York 11788. SMSC retains discretion to vote proxies it receives for any stockholder proposal submitted for consideration at next year’s annual meeting not received by April 13, 2010 (or, under SMSC’s bylaws, May 10, 2010, for nominations for Directors). In addition, for proposals or nominations received by the applicable date in the immediately preceding sentence, SMSC retains discretion to vote proxies it receives provided that (1) SMSC includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently has nine members. A majority of our Board (six Directors) satisfies the current independence requirements of NASDAQ and the SEC.

Our bylaws provide that our Board consists of no fewer than three persons. The exact number of members of our Board is determined from time to time by resolution of a majority of our full Board. The Board in January 2009 increased the number of directors from eight to nine Directors.

Our Board is divided into three classes, with each Director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Messrs. Caggia and Donahue serve as Directors with a term expiring on the date of the 2009 Annual Meeting. Ms. King and Dr. Kin were appointed as Directors subsequent to the July 2008 annual meeting of stockholders with a term expiring on the date of the 2009 Annual Meeting. Messrs. Craig and Frisch serve as Directors with a term expiring on the date of the 2010 Annual Meeting. Messrs. Bilodeau, Dicks and McCluski serve as Directors with a term expiring on the date of the 2011 Annual Meeting. Our certificate of incorporation requires that such classes be as nearly equal in number of Directors as possible. If all Directors nominated for election at the 2009 Annual Meeting are elected, and if the Board remains at its current size, it is the Company’s intention to request one of the Directors elected at the Annual Meeting to stand for re-election at the 2010 Annual Meeting in order to make the classes of Directors equal in size.

Subject to the foregoing, at the Annual Meeting, four Directors are to be elected to serve three-year terms ending at the Annual Meeting of Stockholders to be held in 2012, or until their respective successors are elected and qualified. The Board has nominated for re-election Andrew M. Caggia and James M. Donahue as Directors, and has also nominated Christine King and Dr. Kenneth Kin for election as a Director. Each of the four nominees has consented to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board, each of such nominees is and will be able to serve if so elected. In the event that any of these nominees should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board in the place of a nominee unable to serve. The Board has determined that Mr. Donahue and Dr. Kin are independent Directors within the meaning of applicable regulations of NASDAQ and the federal securities laws. Mr. Caggia will become an independent director under applicable regulations in September 2009.

The Board recommends that stockholders vote
“FOR” the Company’s nominees for Director.

Set forth below is a brief biography of each nominee for election as a Director and of all other members of the Board who will continue in office.

Nominees for Election as Directors
Term Expiring 2012

Andrew M. Caggia (60). Mr. Caggia has been a Director since 2001. Mr. Caggia retired from SMSC after serving as Senior Vice President and Chief Financial Officer of SMSC from February 2000 until October 12, 2005 except for a short period in June 2005.

James A. Donahue (60). Mr. Donahue has been a Director since 2003 and for the past five years has served as director, President and Chief Executive Officer of Cohu, Inc.

Dr. Kenneth Kin (62). Dr. Kin has been a Director since January 2009 and for the past five years has served as Senior Vice President, Taiwan Semiconductor Manufacturing, Inc. until his retirement in December 2008. He is currently Associate Dean and Professor, College of Technology Management, National Tsing Jua University, Taiwan.

Christine King (60). Ms. King has been a Director since October 20, 2008 and has been Chief Executive Officer and President of SMSC since October 20, 2008. Prior to that Ms. King served as Chief Executive Officer and President of AMI Semiconductor, Inc. from September 2001 until March 2008. Ms. King currently is a director of Idaho Power Company and Atheros Communications and previously served as a director of ON Semiconductor Corporation until she left that position after joining SMSC in 2008.

Incumbent Directors
Term Expiring 2010

Timothy P. Craig (57). Mr. Craig has been a Director since 2003. He formerly was President of the Consumer Printer Division of Lexmark International, Inc., from which he retired in 2003. He is currently President of Corevalus Systems, a small privately held company providing computer related music services to religious institutions.

Ivan T. Frisch (71). Mr. Frisch has been a Director since 1992. He previously served as Executive Vice President and Provost of Polytechnic University of New York, from which he retired in 2003.

Incumbent Directors
Term Expiring 2011

Steven J. Bilodeau (50). Mr. Bilodeau has been a Director of the Company since 1999 and currently serves as Chairman of the Board of SMSC. He was Chairman, President and Chief Executive Officer of SMSC from February 2000 through October 2008 and was its acting Chief Financial Officer from May 2008 until October 2008. Mr. Bilodeau is also a director of Conexant, Inc. and Gennum Corporation.

Peter F. Dicks (66). Mr. Dicks has been a Director since 1992 and also served as a Director from 1976 to 1991. His primary occupation is serving as a corporate director; directorships include, among others: Gartmore Fledgling Trust plc., Sportingbet Plc., Polar Capital Technology Trust PLC., and Graphite Enterprise Trust PLC.

Stephen C. McCluski (56). Mr. McCluski has been a Director since 2008. Mr. McCluski served as Senior Vice President and Chief Financial Officer at Bausch & Lomb Inc. until his retirement in 2007. He also serves as a director of ImmunoGen, Inc.

CORPORATE GOVERNANCE

Board of Directors and Committee Meetings

Our Board held twelve (12) meetings in fiscal year 2009. It is the Company’s policy that Directors are expected to attend all or substantially all Board meetings and meetings of the Board committees on which they serve. Each Director attended at least 75% of the total number of Board meetings and meetings of Board committees on which such Director served in fiscal year 2009.

The Board does not have a formal policy on Directors’ attendance at annual stockholder meetings, but it has been common practice for all Directors to attend the annual meeting, and all current Directors who were Directors at the time, except Mr. Dicks, attended the most recent annual meeting in July of 2008.

The Board has established the position of Lead Independent Director, and has determined that the Chairman of the Corporate Governance Committee, currently Mr. Frisch, will fulfill that role. The Lead Independent Director is responsible, among other things, for: coordinating the activities of the other independent Directors; presiding at non-management meetings of the independent Directors; informing the management Directors of the results of deliberations among non-management Directors; acting as Chairman in the event the Chairman is unavailable; and acting as representative of the non-management Directors for communications with interested parties.

Our standing Board committees consist of an audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a compensation committee (the “Compensation Committee”) and a corporate governance committee (the “Governance Committee”).

Audit Committee:  The Audit Committee currently consists of Mr. Donahue (Chairman), Mr. McCluski and Mr. Frisch. Each member of our Audit Committee satisfies the independence requirements of NASDAQ and the SEC.

The primary function of the Audit Committee is to assist the Board in its oversight responsibilities on matters relating to SMSC’s financial reporting, systems of internal controls, and audit. The Audit Committee provides advice, guidance and direction to management and to SMSC’s independent registered public accounting firm, using information shared through a free and open line of communication among the Audit Committee, management and the independent registered public accounting firm and, as appropriate, initiates inquiries into various aspects of SMSC’s financial affairs. The Audit Committee meets each quarter with management and the independent registered public accounting firm to review SMSC’s financial results before such results are publicly released, and more frequently on other matters if appropriate. The Audit Committee is also responsible for hiring, and determining fee arrangements with SMSC’s independent registered public accounting firm, monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditor, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. Our Audit Committee held seven (7) meetings in fiscal year 2009.

Management is responsible for preparing SMSC’s financial statements and internal control over financial reporting, and the independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) with respect to both the financial statements and internal controls over financial reporting. Although each member of the Audit Committee is financially literate, as the Board interprets that qualification, none is currently practicing as a professional accountant or auditor. Their responsibilities do not include planning or conducting audits to determine that SMSC’s financial statements are complete and accurate and are presented in accordance with generally accepted accounting principles. The Audit Committee’s role also does not include a professional evaluation of the quality of the audits performed by the independent registered public accounting firm or that those audits were performed using generally accepted auditing standards. The Board has determined that each of Messrs. Donahue, McCluski and Frisch qualifies as an “audit committee financial expert”.

Compensation Committee:  Our Compensation Committee consists of Messrs. Craig (Chairman), Dicks and Frisch. Each member of the Compensation Committee satisfies the independence requirements of NASDAQ and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. The Compensation Committee held eight (8) meetings in fiscal year 2009.

The primary duties of the Compensation Committee are approving the compensation of SMSC’s executive officers, including the Chief Executive Officer. The Compensation Committee also administers SMSC’s employee stock option, restricted stock and stock appreciation rights plans, and certain other benefit programs and is responsible for advising the Board on the compensation of the Company’s Directors. The Compensation Committee meets or communicates regularly, both with and without management.

The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in our annual report on Form 10-K and proxy statement and, based on such review, determines whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the annual report and the proxy statement. Furthermore, the Compensation Committee prepares the Compensation Committee Report furnished with our proxy statement. The Compensation Committee Report for fiscal year 2009 is included in this proxy statement under “Compensation Committee Report” below. The Compensation Discussion and Analysis describes the Compensation Committee’s procedures for determining executive compensation, including the role of compensation consultants and management.

Governance Committee:  Our Governance Committee consists of all SMSC’s independent directors including Messrs. Frisch (Chairman), Dicks, Craig, Kin, McCluski and Donahue. Each member of the Governance Committee satisfies the independence requirements of NASDAQ. Our Governance Committee held three (3) meetings in fiscal year 2009.

Among other responsibilities, the Governance Committee considers candidates for Director nominees proposed by Directors, the Chief Executive Officer and stockholders. The Governance Committee has and may retain recruiting professionals to identify and evaluate candidates for Director nominees. The Governance Committee seeks to identify those individuals most qualified to serve as Board members and will evaluate each candidate against many criteria including strength of character, judgment, business experience, specific areas of expertise, and diversity, taking care to maintain a majority of independent Directors. Potential candidates are screened and interviewed by the Governance Committee, and the Governance Committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate. The Board shall determine the final approval of any candidate. It is the Governance Committee’s policy, as part of its charter, to review any candidate recommended by the shareholders of the Company in light of the Governance Committee’s criteria for selection of new Directors. Any stockholder that would like to communicate directly with the Board or wishing to make a Director nomination should write to any named Director, c/o the Vice President, General Counsel and Secretary of SMSC at 80 Arkay Drive, Hauppauge, New York 11788. All such communications will be forwarded directly to the addressed Director.

Board Committee Charters

The charters for our Audit Committee, Compensation Committee and Governance Committee are available free of charge in the Corporate Governance section of the Investor Relations portion of our website at www.smsc.com or upon written request to the Secretary of the Company, 80 Arkay Drive, Hauppauge, New York 11788.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com.

Code of Ethics and Business Practices

The Board has adopted a Code of Business Conduct and Ethics applicable to the Directors, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller and all other officers and employees of the Company and is available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com.

PROPOSAL 2

TO APPROVE THE STANDARD MICROSYSTEMS CORPORATION
2009 LONG TERM INCENTIVE PLAN

Subject to approval by the shareholders, the Compensation Committee and the Board of Directors has approved the Standard Microsystems Corporation 2009 Long Term Incentive Plan (the “2009 LTIP”). The key aspects of the 2009 LTIP are set forth below:

Highlights of the 2009 LTIP

•	Share limit of one million new shares plus any shares that have been authorized but not issued pursuant to prior plans of the Company as of June 30, 2009 up to a maximum of an additional 500,000 shares, plus any shares subject to any outstanding options or restricted stock grants under any plan of the Company that were outstanding as of June 30, 2009 and that subsequently expire unexercised, or are otherwise forfeited, up to a maximum of an additional 3,844,576 shares.
•	One plan to replace the fifteen existing stock option / restricted stock plans for employees and Directors.
•	Performance awards that are “qualified performance based compensation” under Section 162(m) of the Code.
•	Intended to be compliant with Section 409A of the Code.
•	No re-pricing of grants, increase in the number of shares, modification of the requirements for participation, or increase of accrued benefits without shareholder approval. No change in vesting schedules of grants without shareholder approval except in case of death, disability, retirement or change of control except that the vesting schedule for up to ten percent (10%) of the total number of Shares in the Plan may be established or amended, subject to the approval of the Committee, without being subject to the foregoing restrictions on vesting.
•	Change-in-control double trigger accelerated vesting under certain circumstances if termination within one year of change of control for selected employee positions as determined by the Compensation Committee.
•	Fungible share counting where full value awards are counted at a greater “cost” against the available share reserve.

Discussion of the Purposes of this Proposal

The following are the principal reasons for submitting this proposal to the Company's shareholders for approval at the Annual Meeting:

1.	The 2009 LTIP Will Align Employees Incentives With Shareholder Interests. If the shareholders approve the 2009 LTIP the Company intends to use this plan to grant options and other awards whose value to the employees will depend directly on increases in the Company’s stock price. By linking the value of employee compensation to increases in the Company’s stock price the 2009 LTIP will allow management and the Board to align employees incentives with shareholder interests in appreciation in the value of the Company’s common stock. The Board and management also believe that the link between compensation and stock price appreciation will motivate employees to engage in activities that increase the value of the Company’s common stock.
2.	The 2009 LTIP Provides More Flexibility to Issue Different Types of Awards and Drive Behavior that Creates Value for the Shareholders. The Company has historically not provided long term performance based awards to its employees that contain specific performance targets. The 2009 LTIP allows the Company to create such awards that are also intended to be exempt under Section 162(m) of the Code. The Company believes that the ability to create different types of incentives will allow it to better align the interests of its employees with the shareholders, and focus employees on creating value for the shareholders.
3.	The 2009 LTIP Can Improve the Company’s Tax Position and Potentially Increase Earnings. The Company has not had a shareholder approved equity plan since 2003. As a result, in order to attract and retain employees the Company has generally issued inducement stock options to new employees, as permitted under NASDAQ, and cash-settled stock appreciation rights to existing employees from plans that were not approved by the shareholders of the Company. The 2009 LTIP is intended, in part, to provide qualified performance based compensation to employees under Section 162(m). Under Section 162(m), the amount of compensation earned by the Chief Executive Officer, and any employee whose compensation is required to be reported to shareholders by reason of such employee being among the four other most highly paid executive officers of the Company in the year for which a deduction is claimed by the Company (including its subsidiaries) is limited to $1 million per person, except that performance-based compensation will be excluded for purposes of calculating the amount of compensation subject to the $1 million limitation. Income that employees earn pursuant to plans of the Company that have not been approved by shareholders cannot qualify as performance based compensation under Section 162(m) of the Code, and is not deductible by the Company on its tax returns to the extent the employee’s non-qualified 162(m) compensation exceeds $1 million. In the past, significant equity based compensation of the Chief Executive Officer has not been deductible by the Company because it was granted pursuant to a plan that was not shareholder approved. In order to improve the profitability of the Company and potentially increase earnings per share the Company would like certain equity based compensation to be qualified performance based compensation under Section 162(m) of the Code.

Approval of the LTIP can potentially reduce the Company’s taxes significantly. The Company’s potential tax losses from non-shareholder approved plans increase in direct proportion to increases in the Company’s stock price. Thus, the more appreciation in the Company’s stock price, the greater the potential losses resulting from non-deductiblity of employee equity based income derived from non-shareholder approved plans.

4.	The 2009 LTIP Will Be Easier to Administer and Will Save Resources. It is burdensome for the Company to administer the numerous current plans for issuing equity linked awards to employees. The Company anticipates that it can save or redeploy resources if stock options and restricted stock are issued from one plan instead of myriad plans. If the 2009 LTIP is approved, the Company will cease issuing stock options and restricted stock under all existing plans and use the 2009 LTIP instead.

Summary of the 2009 LTIP(1)

The following summary description of the 2009 LTIP is qualified in its entirety by reference to the full text of the 2009 LTIP, which is attached to this Proxy Statement as Appendix A. The parenthetical section references that follow refer to sections of the 2009 LTIP that relate to the summary description provided.

Purpose.  The 2009 LTIP has been established by the Company (a) to reward employees, directors and consultants by means of appropriate incentives for achieving long-range Company goals, (b) to provide incentive compensation opportunities that are competitive with those of other similar companies, (c) to further match employees' financial interests with those of the Company's other shareholders through compensation that is based on the Company's common stock and thereby enhance the long-term financial interest of the Company and its Affiliates, including through the growth in the value of the Company's equity and enhancement of long-term shareholder return,and (d) to facilitate recruitment and retention of outstanding personnel eligible to participate in the plan. The Plan is intended to comply with Section 409A of the Code, and to replace the existing employee stock option and restricted stock plans. (Section 1).

Administration.  The 2009 LTIP is administered by the Compensation Committee of the Board, (the “Committee”). Subject to the terms of the 2009 LTIP, the Committee may make awards under the 2009 LTIP; determine when and to whom awards will be granted, the types of awards and the number of shares of common stock covered by the awards; establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards and cancel or suspend awards. The Committee may delegate its authority under the 2009 LTIP subject to certain limitations. (Section 3(a) and (i)).

(1)	To facilitate the shareholder approval process set forth below is information regarding other equity plans of the Company:

SMSC Plan Information as of 04/30/2009

Plan	Category	Total Options Outstanding	Weighted Average Exercise Price	Weighted Average Term to Expiration	Unvested Full Value Shares (RSA)	Total Available for Grant
1993 Stock Option Plan for Officers and Key Employees	Options	8,045	$10.950	1.32	—	0
1994 Stock Option Plan for Officers and Key Employees	Options	17,169	$12.973	2.26	—	0
1996 Stock Option Plan for Officers and Key Employees	Options	12,050	$15.060	2.38	—	0
1998 Stock Option Plan for Officers and Key Employees	Options	71,810	$17.055	1.90	—	0
1999 Stock Option Plan for Officers and Key Employees	Options	116,426	$16.558	4.17	—	0
2000 Stock Option Plan for Officers and Key Employees	Options	192,602	$17.223	3.27	—	60,432
2001 Stock Option and Restricted Stock Plan for Officers and Key Employees	Options	314,827	$18.117	3.38	—	2,500
2003 Stock Option and Restricted Stock Plan	Options	114,875	$19.879	4.34	—	143,960
2001 Stock Option and Restricted Stock Plan for Officers and Key Employees	Awards	—	—	—	93,970	8,756
2003 Stock Option and Restricted Stock Plan	Awards	—	—	—	728	118,816
1994 Director Stock Option Plan	Options	24,999	$14.750	0.88	—	0
2001 Director Stock Option Plan	Options	123,064	$18.595	3.74	—	2,812
2003 Director Stock Option Plan	Options	75,500	$22.830	5.02	—	0
2002 Inducement Stock Option Plan	Inducement Options	124,923	$23.918	4.59	—	3,421
2003 Inducement Stock Option Plan	Inducement Options	148,510	$27.064	6.28	—	6,735
2004 Inducement Stock Option Plan	Inducement Options	451,845	$24.478	6.60	—	47,302
2005 Inducement Stock Option and Restricted Stock Plan	Inducement Options & Awards	1,918,298	$22.884	7.60	34,935	78,935
		3,714,943	$21.040	6.14	129,633	473,669

Settlement of Awards.  The Committee has authority under the 2009 LTIP to determine whether, to what extent and under what circumstances awards under the 2009 LTIP may be settled, paid or exercised in cash, Shares or other awards under the 2009 LTIP or other property, or canceled, forfeited or suspended. (Section 3(d)).

Interpretation and Operation.  The Committee has the authority to interpret the 2009 LTIP and any award or agreement made under the 2009 LTIP, to establish, amend, waive and rescind any rules and regulations relating to the administration of the 2009 LTIP, to determine the terms and provisions of any agreements entered under the 2009 LTIP (not inconsistent with the 2009 LTIP), and to make all other determinations necessary or advisable for the administration of the 2009 LTIP. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2009 LTIP or in any award agreement under the 2009 LTIP in the manner and to the extent it will deem desirable. The determinations of the Committee in the administration of the 2009 LTIP will be final, binding and conclusive. (Section 3(e) and (g)).

Deferral of Awards.  The Committee determines whether, to what extent, and under what circumstances cash, Shares, other securities, other awards under the 2009 LTIP, other property, and other amounts payable with respect to an award under the 2009 LTIP shall be deferred either automatically, or at the election of the holder thereof, or of the Committee. (Section 3(f)).

Section 162(m).  Subject to the terms of the 2009 LTIP, the Committee has the authority and discretion to determine the extent to which awards under the 2009 LTIP will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. (Section 3(b)).

Shares Available.  Subject to adjustment, the maximum number of Shares that may be delivered if shareholders approve the proposal pursuant to awards granted under the 2009 LTIP is 1,000,000, plus any shares that have been authorized but not issued pursuant to prior plans of the Company as of June 30, 2009 up to a maximum of an additional 500,000 shares, plus any shares subject to any outstanding options or restricted stock grants under any plan of the Company that were outstanding as of June 30, 2009 and that subsequently expire unexercised, or are otherwise forfeited, up to a maximum of an additional 3,844,576 shares. Notwithstanding the foregoing and subject to the 2009 LTIP's adjustments provision (as described below), no eligible 2009 LTIP participant may receive Stock Options and stock appreciation rights under the 2009 LTIP in any calendar year that relate to more than 1,000,000 shares and no more than 1,500,000 ISOs may be granted under the 2009 LTIP. (Section 4(a)).

The 2009 LTIP contains a mechanism that counts stock options and stock appreciation rights differently than all other Awards under the 2009 LTIP in calculating the number of shares utilized. Any Share subject to an Option or stock appreciation right counts as one share against the 2009 LTIP limit; all shares subject to all other Awards count as 1.5 shares. (Section 4(b)).

Shares to be issued under the 2009 LTIP may be made available from authorized but unissued common stock, common stock held by the Company in its treasury, or common stock purchased by the Company on the open market or otherwise. During the term of the 2009 LTIP, the Company will at all times reserve and keep available the number of shares of common stock that shall be sufficient to satisfy the requirements of the 2009 LTIP. (Section 4 (c)).

If any shares covered by an award (other than a Substitute Award as defined below), or to which such an award relates, terminate, lapse or are forfeited or cancelled, or such an award is otherwise settled without the delivery of the full number of shares underlying the award, then the shares covered by such award, or to which such award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become available for issuance under the 2009 LTIP; provided, however, that shares (i) delivered in payment of the exercise price of an Option, (ii) not issued upon the net settlement or net exercise of stock appreciation rights, or (iii) delivered to or withheld by the Company to pay withholding taxes related to an Option or stock appreciation right, shall not become available again for issuance under this Plan. Shares underlying Substitute Awards shall not reduce the number of shares available for delivery under the 2009 LTIP. A “Substitute Award” under the 2009 LTIP is any award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by the Company or with which the Company combines (Sections 2 and 4(d) and (e)).

Adjustments.   In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the shares then the Committee shall make such provision as it shall consider appropriate for (i) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards under the 2009 LTIP, including without limitation the limit set forth in the 2009 LTIP relating to grants of Options and stock appreciation rights to any individual, (ii) the number and type of shares (or other securities or property) subject to outstanding awards under the 2009 LTIP, and (iii) the grant, purchase, or exercise price with respect to any award under the 2009 LTIP or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; provided, however, that the number of shares subject to any award under the 2009 LTIP will always be a whole number. (Section 4(f)).

Eligibility.  All Employees, Directors and Consultants of the Company or an affiliate of the Company are eligible to participate in the 2009 LTIP. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are eligible to receive Substitute Awards under the 2009 LTIP. (Section 5).

Grant of Awards.  The Committee may grant the following four types of awards under the 2009 LTIP: (i) Options, (ii) Restricted Stock Awards or Restricted Stock Units, (iii) Other Stock-Based Awards and (iv) Performance Awards (each an “Award”). (Sections 6, 7, 8 and 9).

Options.  An Option is an option to purchase one share of common stock of the Company. The Committee may grant either an Incentive Stock Option or a Non-Qualified Stock Option. An Incentive Stock Option is an Option that meets the requirements of Section 422 of the Code, or any successor provision thereto. A Non-Qualified Stock Option is an Option that is not an Incentive Stock Option. The Committee may grant Options with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the 2009 LTIP, and subject to Section 12(b) of the 2009 LTIP as the Committee may determine:

(a) The purchase price per Share under an Option shall be determined by the Committee provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the fair market value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee and the effect thereon, if any, of the termination of employment by the holder of such Option will be determined by the Committee and set forth in the applicable agreement under the 2009 LTIP. Notwithstanding, the term of an Option shall not exceed ten (10) years.

(c) Any Option may be exercised at any time during the period commencing with either the date that Option is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option. A 2009 LTIP participant may exercise his Option for all or part of the number of shares which he is eligible to exercise under terms of the Option. The Committee shall determine the method or methods by which, and the form or forms in which, including, without limitation, cash, shares, other Awards, or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price, payment of the exercise price with respect thereto may be made or deemed to have been made.

(d) The terms of any Incentive Stock Option granted under the 2009 LTIP will comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. (Sections 2 and 6).

Restricted Stock.  An Award of Restricted Stock consists of shares and an Award of Restricted Stock Units consists of contractual rights denominated in shares, each of which represents a right to receive the value of a share (or a percentage of such value, which percentage may be higher than 100%). Restricted Stock and Restricted Stock Units are subject to Section 12(b) of the 2009 LTIP and restrictions and such other terms and conditions as the Committee may determine, which restrictions and such other terms and conditions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. If the vesting conditions applicable to an Award of Restricted Stock or Restricted Stock Units relate exclusively to the passage of time and continued employment or provision of services, or refraining therefrom, the last vesting date of all or a portion of such Award shall occur no less than 36 months following the date of such Award, except that the foregoing restriction will not apply to such Awards if they are made in satisfaction of Company obligations to employees that would otherwise be paid in cash, are issued in connection with the exercise of a Stock Option or other award under the 2009 LTIP or are Substitute Awards. (Section 7 (a)).

Other Stock-Based Awards.  The Committee, subject to Section 12(b) of the 2009 LTIP, may from time to time grant to eligible participants of the 2009 LTIP such other Awards (including, without limitation, stock appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the 2009 LTIP. Subject to the terms of the 2009 LTIP, the Committee will determine the terms and conditions of such Awards. Notwithstanding, the term of a stock appreciation right will not exceed ten (10) years, and except in the case of Substitute Awards, the exercise price for a stock appreciation right shall not be less than the Fair Market Value of a Share on the date of grant of such stock appreciation right. Shares or other securities delivered pursuant to a purchase right granted as Other Stock-Based Awards shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of substitute Awards, not be less than the fair market value of such shares or other securities as of the date such purchase right is granted. (Section 8).

Performance Awards.  A Performance Award (also known as a Performance Unit) is an Award under the 2009 LTIP that the Committee intends to qualify as “qualified performance-based” compensation under Section 162(m). Performance Awards shall become earned and payable if pre-established targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Committee: (i) Cash Value Added, (ii) Total Shareholder Return, (iii) Return on Equity, (iv) Revenue, (v) Return on Net Assets, (vi) Earnings Per Share, (vii) EBITDA, (viii) Return on Invested Capital, (ix) Parent Operating Cash Flow, (x) Consolidated Free Cash Flow, (xi) Cash Return on Investment (CRI), (xii) Operating Income, (xii) Operating Margin and (xiv) Gross Margin. These financial measures may be GAAP or non-GAAP measures as determined by the Committee and may be absolute, relative or growth measures. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods, as the Committee will determine. The maximum value of any Performance Award which may be earned under the 2009 LTIP in any calendar year is $10,000,000. (Section 9).

Termination of Employment.  Except as otherwise determined by the Committee or provided by the Committee in an applicable agreement under the 2009 LTIP, and subject to the terms of the 2009 LTIP, in case of termination of employment:

(a) for reason of death or Disability (as defined), any unvested Award then held by such employee shall be immediately accelerated and become fully vested, exercisable and payable and any such Award that is an Option will automatically expire on the earlier of (i) the date the Option would have expired had the employee continued in such employment and (ii) one year after the date such employee's service ceases;

(b) for reason of Retirement (as defined), (i) any unvested Award (other than Options) then held by such employee may be immediately accelerated and become fully vested, exercisable and payable and (ii) any Option then held by such employee will automatically expire on the earlier of (A) the date the Option would have expired had the employee continued in such employment and (B) one year after the date such Participant’s service ceases, except that any Incentive Stock Option will automatically expire on the earlier of the date set forth in clause (A) above and three months after the date that such employee's service ceases; and

(c) by the Company for cause (as determined by the Committee in its sole discretion), (i) any Award then held by such employee whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment and (ii) any Option then held by such employee to the extent exercisable will automatically expire on the earlier of (A) the date the Option would have expired had the employee continued in such service and (B) and three months after the date that such employee's service ceases.

(d) for any reason other than death, Disability, Retirement, or cause (as determined by the Committee in its sole discretion):

(i) any Award (other than Performance Awards) then held by such employee whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment,

(ii) any Option then held by such employee to the extent exercisable will automatically expire on the earlier of (A) the date the Option would have expired had the employee continued in such service and (B) ninety (90) days after the date that such employee's service ceases, except that any Incentive Stock Option will automatically expire on the earlier of the date set forth in clause (A) above and three months after the date that such employee's service ceases, and

(iii) any Performance Award then held by such employee which is not then payable will be paid in accordance with its terms at the time the Performance Award would have been payable if the termination of employment had not occurred, and the payment will be prorated based on the number of days in the performance period that occurred prior to the termination of employment.

(iv) if an Employee becomes a Consultant or Director without a break in service to the Company then his Awards shall not terminate subject to Section 409A of the Code. (Section 10).

Duration of the 2009 LTIP.  The plan will terminate on July 8, 2019, unless re-adopted or extended by the shareholders prior to or on such date, and no Award will be granted under the 2009 LTIP after such date. However, unless otherwise expressly provided in the 2009 LTIP or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to administer the 2009 LTIP and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the 2009 LTIP, will extend beyond such date. (Section 11).

Amendment, Modification and Termination of the 2009 LTIP.  Except to the extent prohibited by applicable law and unless otherwise expressly provided in the applicable agreement under the 2009 LTIP or in the 2009 LTIP, the Board may amend, alter, suspend, discontinue, or terminate the 2009 LTIP or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination will be made without (i) shareholder approval (x) if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (y) if the proposed amendment will increase the number of Shares that may be issued under the Plan, modify the requirements for participation in the Plan, or increase benefits that have already accrued to Participants under the Plan or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. Notwithstanding the foregoing or any provision of the Plan or an Award to the contrary, (i) the Committee may at any time (without the consent of any Participant) modify or amend any or all of the provisions of the Plan or an Award to the extent necessary to conform the provisions of the of the Plan or an Award to comply with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification or amendment of the Award shall adversely affect the rights of a Participant, and (ii) except in connection with a corporate transaction involving the

Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or stock appreciation rights or cancel outstanding Options or stock appreciation rights in exchange for cash, other Awards, Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Award, without shareholder approval. The Committee may not change the vesting schedule of Awards without shareholder approval except in cases of death, Disability, Retirement or Change in Control except that the vesting schedule for up to ten percent (10%) of the total number of Shares in the Plan may be established or amended, subject to the approval of the Committee, without being subject to the foregoing restrictions on vesting (Section 12(a) and (b)).

Change in Control.  Awards granted to Directors vest upon a Change in Control; the Committee may provide that Awards to specific employees vest upon a Change of Control if the Employee’s employment is terminated under certain circumstances within one year of a Change of Control. (Section 13).

Change in Control is defined as the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d) (3) of the Exchange Act) of persons, (ii) a person or group (as so defined) of persons (other than management of the Company on the date of the original adoption of the 2009 LTIP or their affiliates) will have become the beneficial owner of more than 35% of the outstanding voting stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board. In addition, with respect to Awards subject to Section 409A of the Code, a Change in Control shall not be deemed to have occurred pursuant to the Plan unless the circumstances would also result in a change in ownership or substantial control of the Company under Section 409A of the Code. (Section 2).

Transferability.  Subject to the terms of the 2009 LTIP, no Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant. (Section 14(d)).

Other Benefit and Compensation Programs.  Awards received by a participant under the 2009 LTIP will not be deemed a part of a Participant's regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and will not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an affiliate, unless expressly so provided by such other plan, contract or arrangement, or the Committee so determines. (Section 14(c)).

Summary of Tax Aspects of 2009 LTIP

The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 2009 LTIP. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Non-Qualified Stock Options (“NQSO”).  An optionee will not recognize any taxable income upon the grant of an NQSO and the Company will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of the Stock on the exercise date over the NQSO exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the Stock received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of Stock received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Stock is more than one year.

Incentive Stock Options (“ISO”).  An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a “disqualifying disposition,” as described below.

A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares over (ii) the Option exercise price of such shares, will be ordinary income to the optionee, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

Restricted Stock.  A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Restricted Stock Units and Performance Awards.  The grant of an Award of Restricted Stock Units or a Performance Award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such an Award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

Limitations on the Company's Deductions; Consequences of Change of Control.  With certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our Chief Executive Officer and three other highest-paid Executive Officers excluding the Chief Financial Officer). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based” compensation within the meaning of Section 162(m) of the Code. If our shareholders approve our 2009 LTIP, we believe that Stock Options, stock appreciation rights and performance grants (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the plan will satisfy the requirements of qualified performance-based compensation and therefore we will be entitled to a deduction with respect to such Awards. In addition, if a “change in control” of the Company causes Awards under our 2009 LTIP to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of our deductions under Section 280G of the Code.

Section 409A.  Section 409A of the Code (“Section 409A”) was enacted in October 2004 and became generally effective on January 1, 2005. Section 409A applies to certain compensation that individuals earn in one year but that is not paid until a subsequent year, referred to as nonqualified deferred compensation. Section 409A does not apply to tax qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual's taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a non-qualified deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax.

Awards under the 2009 LTIP may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A. Awards under the Plan are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible, although certain named executive officers are entitled by their employment agreements with the Company to “gross up” protection for Section 409A liability. Section 409A does not impose any penalties on the Company and does limit the Company's deduction with respect to compensation paid to a participant.

Specific Benefits

The Company has not approved any Awards that are conditioned on Shareholder approval of the 2009 LTIP proposal. The Company cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future under the 2009 LTIP. If the 2009 LTIP had been in effect in fiscal year 2009, the Company expects that its grants would not have been substantially different from those actually made under other plans.

For information on awards granted to Named Executive Officers in fiscal year 2009 pursuant to previously adopted compensation plans of the Company, please see the Grants of Plan Based Awards Table in this Proxy Statement which sets forth the awards to each of the Named Executive Officers.

The 2009 LTIP was approved by the Compensation Committee and the Board, and will be adopted upon approval by the Company's shareholders. Absent such approval, the 2009 LTIP, as amended, will not be adopted or become effective. In these circumstances, the Compensation Committee and the Board intend to review and reconsider the Company's compensation program in light of such vote, its need to attract, retain and motivate employees and the other principles described in the Compensation Discussion and Analysis included elsewhere in this Proxy Statement.

The Board recommends that the stockholders vote
“FOR” approving the Standard Microsystems Corporation 2009 Long Term
Incentive Plan.

PROPOSAL 3

TO APPROVE THE STANDARD MICROSYSTEMS CORPORATION
SELECTED OFFICER MANAGEMENT INCENTIVE PLAN

Subject to approval by the shareholders, the Compensation Committee has approved the Standard Microsystems Corporation Selected Officer Management Incentive Plan (the “Selected Officer MIP”). The Selected Officer MIP promotes the Company’s interests and the interests of its shareholders by providing key employees and key employees of its affiliates, who are largely responsible for the management, growth and/or success of SMSC, with incentives and rewards based on defined Company operating goals.

The Company has structured the Selected Officer MIP in a manner such that any compensation paid pursuant to the Selected Officer MIP is intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The Company intends to make grants of “qualified performance-based compensation” based on the performance criteria set forth in the Selected Officer MIP provided it is approved by the shareholders of the Company. The Company seeks to have the shareholders approve the Selected Officer MIP for many of the same reasons it is seeking shareholder approval of the 2009 LTIP; i.e. so that compensation in excess of $1,000,000 may be performance based and deductible by the Company. This will help increase profitability and earnings per share. At this time only Ms. Christine King, President and Chief Executive Officer is intended to participate be in the Selected Officer MIP as the Company believes she is the only current executive for whom the Company has exposure under Section 162(m) of the Code for fiscal year 2010. Other executives may be added to the Selected Officer MIP by the Compensation Committee as circumstances dictate.

The following summary of the Selected Officer MIP is qualified in its entirety by the specific language of the Selected Officer MIP, which is attached as Appendix B.

The Compensation Committee, which administers the Selected Officer MIP, identifies officers and other classes of employees who are eligible to participate in the Selected Officer MIP based upon their ability to contribute to the Company’s success. Within 90 days after the start of each measuring period, which must be at least one fiscal quarter, the Compensation Committee determines who will participate in the Selected Officer MIP for that period, determines the range of possible awards that may be payable to each participant according to his or her position, and establishes performance goals for that period. Awards are based on a percentage of a participant’s annual base salary. The amount paid under the Plan to any Participant with respect to any award for a performance period of one year or less shall not exceed one million five hundred thousand dollars ($1,500,000). The amount paid under the Selected Officer MIP to any participant with respect to any award for a performance period of more than one year shall not exceed three million dollars ($3 million). No participant shall be eligible to earn awards for more than four performance periods that end within any single fiscal year of the Company.

Funding under the Selected Officer MIP commences when the Company meets certain designated performance targets for a period determined by the Compensation Committee. The total amount of potential funds available will be based on a performance schedule which will be a combination of the financial measure performance targets established by the Compensation Committee. Participant awards under the Selected Officer MIP are calculated as follows: In a manner complying with Section 162(m) the Compensation Committee determines whether, and to what extent, the performance goals for that period were achieved. The Company’s actual results for the relevant measuring period will determine the actual amount of funds available pursuant to the performance schedule, and a performance percentage. The bonus available under the Selected Officer MIP for each participant will be determined by multiplying a participant’s target award by the performance percentage. Under the structure of the Selected Officer MIP, different combinations of financial measures can produce the same bonus for the participant. By plan design the Selected Officer MIP payout can never exceed the amount of available funds generated by the performance schedule. All payments made pursuant to the Selected Officer MIP shall be made in cash. The Selected Officer MIP does not mandate a minimum level of performance for awards to be made but the Compensation Committee anticipates that it will typically employ this structure. In addition, the Committee retains the right to administer the Selected Officer MIP in its discretion, including the ability to decrease (but not increase) cash incentive awards for unforeseen events or circumstances, such as restatements of the Company’s financial statements.

The performance targets for a performance period under the Selected Officer MIP shall be based on one or more of the following business criteria as such may relate to the Company or a business unit thereof: revenue, revenue growth, operating income, operating cash flow, operating margin, net income, net margin, earnings per share, EBITDA, return on sales, return on assets (net or gross), return on equity, return on invested capital and total shareholder return. The measurement of any performance targets may be based on non-GAAP or pro forma financial measures and may exclude the impact of charges for extraordinary, unusual, non-recurring or other items that the Compensation Committee determines should not be included in the performance targets.

The Compensation Committee is not providing a Selected Officer MIP for the first quarter of fiscal year 2010 because the Company is not expected to be profitable during that quarter. The Compensation Committee determined to divide the Selected Officer MIP for fiscal year 2010 into two measuring periods, each of which will have separate performance targets. The first measuring period is the second quarter of fiscal year 2010. Ms. King’s base target is 37.5% of her annual salary for the second quarter of fiscal year 2010 and she can earn as much as 56.25% of her annual salary if the Company achieves maximum performance under the Selected Officer MIP. This information is subject to change since awards under the Selected Officer MIP are subject to achieving periodic performance objectives that can change from quarter to quarter.

In the event a participant’s employment is terminated for any reason prior to the date of payment of an award under the Selected Officer MIP, such participant will not be entitled to any bonus under the Selected Officer MIP, except for those employees who have an employment agreement or a change in control agreement that expressly provides for payment of a bonus under the Selected Officer MIP in limited circumstances.

The Compensation Committee may amend, modify or terminate the Selected Officer MIP at any time in its absolute discretion.

The Board recommends that the stockholders vote
“FOR” approving the Standard Microsystems Corporation Selected Officer
Management Incentive Plan.

PROPOSAL 4

TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR SMSC FOR
THE FISCAL YEAR ENDING FEBRUARY 28, 2010

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2010. PwC was the independent public accountant for SMSC for its fiscal year ended February 28, 2009. Representatives of PwC are expected to be present at the Annual Meeting, with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

If the selection of PwC is not ratified, or if prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose selection for any period subsequent to the next annual meeting will be subject to stockholder ratification at such meeting.

The Board recommends that stockholders vote
“FOR” ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SMSC has been informed that, as of April 30, 2009, the persons and groups identified in the table below, including all Directors, nominees, executive officers and beneficial owners of more than 5% of its common stock, owned beneficially, within the meaning of SEC Rule 13d-3, the shares of SMSC common stock reflected in such table. As of April 30, 2009, each Director, nominee or executive officer of SMSC disclaims beneficial ownership of securities of any subsidiary of SMSC. Except as otherwise noted, the named beneficial owner claims sole investment and voting power as to the securities reflected in the table, and the address of each of the persons whose name appears in the table below is c/o SMSC, 80 Arkay Drive, Hauppauge, New York 11788.

Beneficial Owner	Number of Shares		Number of Shares Subject to Options(1)	Percent of Outstanding Shares
Steven J. Bilodeau	34,059	(2)	—	*
Peter S. Byrnes	16,835		—	*
Andrew M. Caggia	13,045	(3)	—	*
Timothy P. Craig	49,166	(4)	40,907	*
Peter F. Dicks	140,173	(5)	82,416	*
James A. Donahue	53,133	(6)	40,907	*
Aaron L. Fisher	54,769		48,000	*
Ivan T. Frisch	74,133	(7)	52,333	*
Walter Siegel	54,637		50,000	*
David S. Smith**	61,316		60,000	*
Christine King	13,388		—	*
Kris Sennesael	5,918		—	*
Dr. Kenneth Kin	316	(8)	—	*
Stephen C. McCluski	1,484	(9)	—	*
All current Directors, current executive officers and Mr. Smith as a group (17 persons)	662,176	(10)	441,563	2.96%
Artisan Partners Limited Partnership 875 East Wisconsin Avenue Suite 800 Milwaukee, WI 53202	1,820,200	(11)	—	8.13%
FMR LLC 82 Devonshire Street Boston, MA 02109	1,727,281	(12)	—	7.72%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,541,249	(13)	—	6.89%
ClearBridge Advisors, LLC 620 8th Avenue New York, NY 10018	1,452,676	(14)	—	6.49%

*	Less than 1%.
**	Mr. Smith ceased being an employee of the Company on April 30, 2008.
(1)	The “Number of Shares Subject to Options” represents the shares of common stock subject to options exercisable within 60 days of April 30, 2009. These shares are included in the amounts shown under the “Number of Shares.”
(2)	Includes 514 phantom share units pursuant to SMSC’s Plan for Deferred Compensation in Common Stock for Outside Directors (the “Deferred Compensation Plan”).
(3)	Includes 1,865 phantom share units pursuant to the Deferred Compensation Plan.

(4)	Includes 8,259 phantom share units pursuant to the Deferred Compensation Plan.
(5)	Includes 12,125 phantom share units pursuant to the Deferred Compensation Plan.
(6)	Includes 12,226 phantom share units pursuant to the Deferred Compensation Plan.
(7)	Includes 13,232 phantom share units pursuant to the Deferred Compensation Plan.
(8)	Includes 316 phantom share units pursuant to the Deferred Compensation Plan.
(9)	Includes 1,484 phantom share units pursuant to the Deferred Compensation Plan.
(10)	Includes 50,019 phantom share units pursuant to the Deferred Compensation Plan.
(11)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G of the named persons, filed with the SEC on 2/13/2009.
(12)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G/A of the named persons, filed with the SEC on 2/17/2009.
(13)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G of the named persons, filed with the SEC on 2/5/2009.
(14)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G/A of the named persons, filed with the SEC on 2/13/2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports and written representations furnished to SMSC by its executive officers, Directors and persons beneficially owning more than 10% of any class of SMSC equity securities, SMSC believes that all reports required, under Section 16(a) of the Securities Exchange Act, to be filed by its executive officers, Directors and persons beneficially owning more than 10% of any class of SMSC equity securities in the 2009 fiscal year were timely filed.

MANAGEMENT

Executive Officers

The Company’s executive officers and their ages as of May 1, 2009, are as follows:

Name	Age	Position
Christine King	59	President and Chief Executive Officer
David Coller	47	Senior Vice President of Global Operations
Joseph S. Durko	43	Vice President, Corporate Controller and Chief Accounting Officer
Aaron L. Fisher	51	Executive Vice President
Kris Sennesael	40	Vice President and Chief Financial Officer
Walter Siegel	49	Vice President, General Counsel and Secretary

Christine King has been Chief Executive Officer and President of SMSC, and a Director, since October 20, 2008. Prior to that Ms. King served as Chief Executive Officer and President of AMI Semiconductor, Inc. from September 2001 until March 2008. Ms. King currently is a director of Idaho Power Company and Atheros Communications and previously served as a director of ON Semiconductor Corporation until she left that position after joining SMSC in 2008.

David Coller has been Senior Vice President of Global Operations since March 1, 2009. Prior to joining the Company Mr. Coller served as Vice President, Operations for PMC-Sierra Inc. from June 2008 to March 2009. Mr. Coller was Senior Vice President for Operations at AMI Semiconductor, Inc. from June 2007 to March 2008, and held a number of operations positions, ultimately becoming a Vice President, at Anadigics, Inc. from March 2004 to May 2007.

Joseph S. Durko has served as the Company’s Vice President and Controller since March 27, 2006 and became the Chief Accounting Officer on May 16, 2006. Mr. Durko previously served as a Manager at BBK Ltd. Mr. Durko was the Director of Financial Reporting for TRW Automotive from 2003 to 2004. Mr. Durko is a certified public accountant.

Aaron L. Fisher joined SMSC as the Company’s Senior Vice President, Products and Technology on September 6, 2006 and has served as Executive Vice President since December 2008. Prior to joining SMSC, he served as Chief Executive Officer of T-Networks, a venture capital-funded company that developed optical components, from 2001 to 2006.

Kris Sennesael has served as the Company’s Vice President and Chief Financial Officer since January 5, 2009. Prior to joining SMSC, he served as Vice President, Operations Finance at ON Semiconductor Corporation from March 2008 to December 2008. From 2002 until March 2008 he served in the same role at AMI Semiconductor, Inc.

Walter Siegel has served as the Company’s Vice President and General Counsel since October 24, 2005 and Secretary since November 15, 2005. Prior to joining the Company, Mr. Siegel was Vice President for Law and Business Development and Deputy General Counsel at Symbol Technologies, Inc. from March 2000 to October 2005.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board is composed entirely of independent Directors within the meaning of applicable NASDAQ, SEC and IRS regulations. The charter of the Compensation Committee is available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com. Pursuant to its charter, the Compensation Committee shall, among other duties, perform the following:

a)	Review periodically the Company’s compensation philosophy and strategies.
b)	Benchmark the Company’s compensation practices against relevant companies.
c)	Review annually the goals and objectives relevant for the compensation of the CEO, evaluate the performance of the CEO and approve the compensation of the CEO.
d)	Review annually, with input from the CEO, the performance, goals and objectives relevant for the compensation of executive officers other than the CEO, and approve their compensation.

During the first half of calendar year 2009, the Compensation Committee, with the advice of its independent consultant, Towers Perrin conducted a comprehensive review of the current executive compensation programs and practices at SMSC. The Compensation Committee decided to undertake this review to insure that the Company’s compensation practices were current and competitive based on recent market trends, and properly structured to serve the Company, attract, retain and incent the Company’s employees, and align with shareholder objectives. This comprehensive review resulted in a number of fundamental changes in the Company’s executive compensation philosophy, strategy and plan designs, which are detailed below. The Compensation Committee believes that these changes make SMSC’s compensation practices more competitive with its peer companies, will better motivate its employees, and will further match employee and shareholder interests.

Compensation Philosophy and Objectives

The Compensation Committee’s objective is to develop and implement executive compensation programs that attract, motivate, reward and retain leadership talent to achieve our short and long-term business plans and goals. These programs are intended to facilitate accelerated revenue growth and enhanced profitability and closely align the financial interests of the Company’s named executive officers with those of its shareholders.

The executive compensation strategy adopted by the Compensation Committee encompasses four strategic themes:

Pay Competitively

Gear total cash compensation and total direct compensation to market levels within the semiconductor sector and peer companies.

Pay for Performance

Provide opportunity for significant incentive rewards based upon achieving and surpassing established performance measures.

Retention of Key Talent

Deliver long-term incentive grants designed to motivate and retain our leadership talent in executing our strategic objectives.

Good Governance and Transparency

Design and administer our programs to align with shareholder interests and good governance practices.

It is the Compensation Committee’s intention to conduct annual reviews of compensation and make or adjust equity grants to named executive officers in April of each year.

Stock Ownership Guidelines

In May 2009 the Board of Directors adopted, subject to shareholder approval of the 2009 LTIP, recommended stock ownership guidelines for its named executive officers to encourage building share ownership over time. The Compensation Committee believes ownership guidelines help align the interests of its named executive officers with long-term business success and shareholder interests. The ownership guidelines will be phased in over a five year period from May 2009, with named executive officers encouraged to satisfy the guidelines by May 2014. The Compensation Committee intends to monitor progress towards achieving these guidelines in interim periods. The guidelines are two times base salary for the chief executive officer and one times base salary for all other executive officers. The value of unvested and vested restricted stock (and restricted stock units settled in stock), vested stock options, vested deferred stock, and common shares (including vested shares held in 401(k) or other accounts) will be considered equity ownership under the guidelines. The guidelines are recommended rather than mandatory because the Compensation Committee believes that circumstances beyond the control of the employees may prevent them from achieving these guidelines.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer, because of her knowledge of their performance, consults closely with the Compensation Committee when it determines the compensation of the other executive officers. The Chief Executive Officer discusses directly with the Compensation Committee his or her own compensation although the Chief Executive Officer does not participate in the deliberations or vote on any determinations of his or her compensation. The other executive officers generally have minimal or no involvement in the compensation process with the Compensation Committee. The Chief Executive Officer and the Vice President of Human Resources, who is not an executive officer, participated extensively with the Compensation Committee and Towers Perrin in designing the Company’s new compensation programs. The General Counsel of the Company is currently serving as Secretary of the Compensation Committee, and also, with outside counsel, from time to time advises the Compensation Committee on current legal issues relating to compensation matters.

Outside Compensation Consultant

The Compensation Committee has the authority to retain its own independent consultants or other advisers. The Compensation Committee retained Towers Perrin in fiscal 2009 to assist it in evaluating and redesigning the Company’s compensation programs and practices for fiscal 2010. Towers Perrin performed no other services for the Company in fiscal 2009. The Compensation Committee has no policy specifically prohibiting the Company from retaining Towers Perrin for other engagements but the Company has no historic relationship with Towers Perrin and does not currently anticipate retaining them for other assignments.

Benchmarking Process

In determining the competitiveness of executive compensation, Towers Perrin conducted a competitive assessment of the Company’s top eighteen executive positions, which included the positions of all named executive officers. The study reviewed all three elements of total direct compensation: base salary, total cash compensation (base salary plus annual bonus) and total direct compensation (total cash plus the value of annualized long-term incentives).

Towers Perrin developed market rates based on analysis of survey and proxy data. Survey data from the 2008 Radford Executive Compensation Survey and the 2008 International Pay Analysis System was utilized and scaled to reflect relative company size. Proxy data was obtained from public filings of a selected peer group of eleven semiconductor companies: Cirrus Logic Inc., Conexant Systems Inc., Cypress Semiconductor Corp., Integrated Device Technology, Intersil Corp., Microsemi Corp., PMC-Sierra Inc., Semtech Corp., Silicon Image Inc., Silicon Laboratories Inc., and Zoran Corp. Long-term incentive values were computed based upon the Black-Scholes methodology.

In comparing executive job incumbents to this market study, the competitive assessment concluded that in the aggregate, base salaries for SMSC executives are approximately at the median of the market, and in the aggregate, total target cash for the executives is approximately at the median of the market. The study also concluded that, in the aggregate, total direct compensation was below the median of the market.

The Compensation Committee relied on the target total direct compensation analysis in approving stock appreciation right grants to named executive officers in April 2009 and is also using this analysis to develop share grant guidelines in conjunction with the new long-term incentive plan that is being submitted for shareholder approval at the Annual Meeting.

Components of Executive Compensation Program

Our named executive officers’ compensation was historically comprised primarily of two elements: (1) current compensation composed of base salary and annual cash bonuses and (2) long-term compensation tied directly to shareholder value, composed of restricted stock awards (portions of which were granted pursuant to the Company’s management incentive plan), cash-settled stock appreciation rights (“SARs”) and stock options.

Going forward beginning in 2009, the Compensation Committee has established the following executive compensation program elements.

Base Salary

In-line with our philosophy and strategy, the base salary for our executive officers is established to be competitively targeted to the relevant labor market. In determining base salary adjustments, the Compensation Committee considers the incumbents relative position to the labor market; performance against objectives; time elapsed since last increase; and other relevant factors.

In the recruiting of executive talent, the Compensation Committee also considers the base salary required to attract the individual and the individual’s prior compensation history.

Due to the difficult economic conditions, the Company’s performance in fiscal 2009 and the results of the benchmarking study of Towers Perrin, no base salary increases were granted during the normal review cycle in April 2009 to any named executive officer. Salary increases effective beginning in fiscal year 2009 for named executive officers are disclosed in the Company’s 2008 proxy statement.

Management Incentive Plan

Fiscal Year 2010

The Compensation Committee adopted a new Management Incentive Plan (“MIP”) in April 2009 that currently applies to all named executive officers except Christine King, President and Chief Executive Officer, who is subject to the Selected Officer MIP being submitted for shareholder approval at the Annual Meeting. This new plan is fundamentally different from the previous management incentive plan in many respects. Under this new MIP, the named executive officers will be eligible for bonus awards, payable entirely in cash, tied directly to target measures established by the Compensation Committee, beginning June 1, 2009, which is the start of the Company’s second quarter of fiscal year 2010. Vesting restricted stock awards have been eliminated as part of the MIP. Additionally, the plan is designed to pay out only if the pre-established financial targets are achieved with upside for superior results above the approved business plan. The Compensation Committee in April 2009 also established specific bonus targets for each eligible position, including all named executive officers, as a percent of base salary based upon competitive benchmarks and relative position value, except that the percentage bonus targets for the Chief Financial Officer under the MIP, and the Chief Executive Officer under the Selected Officer MIP (described in more detail below) had previously been established by the Compensation Committee when it approved those officers’ employment letters or agreements (as applicable).

Funding under the MIP commences when the Company meets certain designated performance targets for a period determined by the Compensation Committee, which must be at least equal to one fiscal quarter. The total amount of potential funds available will be based on a performance schedule reflecting a combination of the financial performance targets established by the Compensation Committee.

Participant awards under the MIP are calculated as follows: The Company’s actual results for the relevant measuring period will determine the actual amount of funds available pursuant to the performance schedule, and a performance percentage. Each participant in the MIP will also receive a separate performance rating that must be between 0.5 and 1.5 based on the satisfaction of personal objectives. The bonus available under the

MIP for each participant will be determined by multiplying a participant’s target award by the performance percentage by the performance rating. Under the structure of the MIP, different combinations of financial measures can produce the same bonus for the participant. By plan design, the aggregate MIP payout can never exceed the amount of available funds generated by the performance schedule.

The performance targets for a performance period under the MIP shall be based on one or more of the following business criteria: revenue, revenue growth, operating income, operating cash flow, operating margin, net income, net margin, earnings per share, EBITDA, return on sales, return on assets (net or gross), return on equity, return on invested capital and total shareholder return. The measurement of any performance targets may be based on non-GAAP or pro forma financial measures and may exclude the impact of charges for extraordinary, unusual, non-recurring or other items that the Compensation Committee determines should not be included in the performance targets.

The Compensation Committee did not provide a MIP for the first quarter of fiscal year 2010 because of current economic conditions. The Compensation Committee determined to divide the MIP for fiscal year 2010 into two measuring periods, each of which will have separate performance targets. The Compensation Committee established a MIP for the second quarter of fiscal year 2010 with a performance schedule based on revenue and non-GAAP operating margin targets. The Compensation Committee believes that these targets are not material to understanding the MIP as various combinations of revenue and operating margin can produce the same payout. The maximum payout under the MIP for the second quarter of fiscal year 2010 is 150% of the target payout for the Company. An executive officer can earn a maximum of 225% of his target MIP for the second quarter of fiscal year 2010 if the Company achieves the maximum payout based on satisfaction of the revenue and operating margin targets, and the officer receives a performance rating of 1.5. The MIP is intended to provide a payout only if the Company is at least break even under non-GAAP financial measures.

The Compensation Committee retains discretion under the MIP to increase or decrease the payouts earned by executive officers, although the Compensation Committee expects that it will be atypical to increase the amount of bonus earned by an executive officer. Annual bonuses paid under the MIP are not intended to be qualified for purposes of Section 162(m) of the Code. The Company is submitting the Selected Officer Management Incentive Plan (“Selected Officer MIP”) for shareholder approval with this proxy, which is intended to qualify under Section 162(m) of the Code. The Selected Officer MIP is substantially similar to the MIP except it eliminates the discretion of the Compensation Committee to increase awards and eliminates the individual performance rating element of the MIP. Currently, Ms. King is the only executive officer intended to participate in the Selected Officer MIP, as the Company believes she is the only officer whose compensation might not be completely deductible by the Company for fiscal year 2010. The Compensation Committee may add additional executive officers to the Selected Officer MIP as circumstances dictate, assuming approval of the Selected Officer MIP by the shareholders of the Company.

The current bonus percentages for named executive officers who are currently employed by the Company are: Ms. King: 150% of base salary; Mr. Sennesael, 75% of base salary, Mr. Fisher, 75% of base salary, Mr. Siegel, 50% of base salary; and Mr. Byrnes, 50% of base salary. Ms. King’s and Mr. Sennesael’s bonus percentages were established pursuant to the agreements they executed to induce them to join the Company as the Company’s respective Chief Executive and Chief Financial Officers. Mr. Siegel’s bonus percentage was increased from 36% to 50% in April 2009 based on the benchmarking studies reviewed by the Compensation Committee. No changes were made to the bonus percentage of any other named executive officer in April 2009.

Fiscal Year 2009

Annual bonus opportunities for our named executive officers for fiscal year 2009 were governed by the Company’s fiscal year 2009 Management Incentive Plan (“2009 MIP”). Pursuant to the 2009 MIP, a named executive officer’s annual bonus opportunity was tied to both Company and individual performance objectives. Under the 2009 MIP, the Compensation Committee retained discretion to reduce bonuses for unsatisfactory individual performance, to award bonuses if objectives were not satisfied, or to adjust the 2009 MIP for changed circumstances. Under the terms of the 2009 MIP, one-third of an employee’s bonus was based on the Company achieving a revenue objective, and one-third was based on the Company achieving a non-GAAP net income objective. In calculating these measures, the Compensation Committee included those items that it believed reflected the operating performance of the Company. Thus, the 2009 MIP did not require these measures to be GAAP financial measures. The remaining one-third of the bonus was based on certain strategic goals approved by the Compensation Committee in July 2008. The strategic element of the bonus could have been adjusted by the Compensation Committee for individual performance. Participants in the 2009 MIP could also have had their bonus under each of the revenue and non-GAAP net income components increased by an additional 20% of the respective bonus target if a certain upside performance, as measured against the objectives, was achieved.

Approximately one half of the 2009 MIP was paid in the form of restricted stock awards that vest over three years, with 25% vesting after each of the first two years and the remaining 50% vesting after the third year. The restricted stock is earned quarterly based on fiscal year-to-date achievement. The restricted stock portion of this bonus is adjusted for final full year-end results so that if the quarterly bonuses are not earned due to failure to meet quarterly objectives, but the yearly objective is ultimately met, then the full restricted stock award is made at year-end. The cash portion is paid out after the end of the fiscal year based on full-year results. The strategic portion of the bonus and any increase due to exceeding objectives are paid in cash after the end of the fiscal year. All restricted stock awards under the 2009 MIP are approved by the Compensation Committee. The Compensation Committee believes that the revenue, non-GAAP net income and strategic objectives are not material to understanding the 2009 MIP as various combinations of performance under these objectives could produce the same payout under the Company’s 2009 MIP.

Annual bonuses paid under the 2009 MIP are not intended to qualify for purposes of Section 162(m) of the Code. The financial and strategic measures established for the 2009 MIP were meant to be challenging but achievable goals.

Under the 2009 MIP, the Company partially satisfied quarterly revenue and net income objectives established by the Compensation Committee for the first and second quarters of fiscal year 2009, and restricted stock awards were made to certain of the named executive officers (other than Ms. King and Mr. Bilodeau) employed at that time based on the approved formulas. No restricted stock awards were made for the third and fourth quarter of fiscal year 2009 as the Company failed to satisfy the quarterly and full year revenue and net income objectives for those periods. One third of the Company’s 2009 MIP, payable in cash, was based on non-monetary strategic objectives approved by the Compensation Committee. These strategic goals were communicated to the leadership team of the Company. The Compensation Committee determined that the Company satisfied two thirds of the applicable strategic objectives. Cash payments were made to named executive officers in April 2009 pursuant to the fiscal year 2009 MIP based on these results. The Compensation Committee did not exercise any discretion to increase awards based on the Company’s satisfaction of previously approved criteria. No discretion was exercised by the Committee to make awards if targets were not met; nor was any individual’s award adjusted to be different than that dictated by the numerical measures and ratings achieved by the Company and the individual respectively. The exact amounts paid to named executive officers pursuant to the 2009 MIP are detailed elsewhere in this proxy statement.

As described in more detail below, neither Mr. Bilodeau nor Ms. King were eligible for an annual bonus under the 2009 MIP pursuant to the terms of either his transition agreement or her employment agreement with the Company. Mr. Bilodeau was instead entitled to a cash payment of $700,000 which he received on January 5, 2009 and Ms. King received in May, 2009 a payment of $300,000, 50% of which was paid in cash in a lump sum and 50% of which was paid in restricted stock.

Long Term Equity Incentives

Though the Compensation Committee has no formal rules for allocating between long-term and current compensation, our executive compensation program is deliberately designed so that long-term compensation, rather than short-term compensation, comprises a significant portion of each named executive officer’s compensation. We believe the emphasis on long-term compensation serves to properly align the interests of our named executive officers with those of our shareholders by directly linking management incentives to the Company’s long-term performance, as reflected primarily in stock price appreciation and increased shareholder value.

Our named executive officers are generally eligible to receive equity or equity-linked awards, either in the form of stock options, restricted stock or cash-settled SARs, although if the 2009 LTIP is approved by shareholders, the Company intends to use shareholder approved stock options, restricted stock and restricted stock units as the primary long-term incentive vehicles. The 2009 LTIP includes both performance and time based vesting of awards to retain and incent key employees and fungible share counting where full value awards are counted at a greater “cost” against the available share reserve. In addition, the 2009 LTIP does not permit the re-pricing of prior awards without shareholder approval.

Currently, newly hired executive officers receive option grants by the Compensation Committee to purchase the Company’s common stock via inducement stock option plans, which, under applicable NASDAQ rules, do not require shareholder approval. Existing executive officers generally received additional equity-based awards through the grant of cash-settled SARs awarded by the Compensation Committee and/or a majority of the independent Directors. The Company’s SARs and Inducement Stock Option plans have not been approved by the shareholders of the Company and are not intended to qualify for purposes of Section 162(m) of the Code.

Newly hired executive officers generally receive option awards on the first day of their employment. Restricted stock awards to executive officers and other employees issued pursuant to the Company’s historic bonus plans generally were issued on the third business day following the Company’s release of quarterly earnings. These shares are issued from equity plans previously approved by the shareholders of the Company. All stock options, SARs and restricted stock granted to executive officers are priced at the Company’s closing common stock price on the NASDAQ exchange on the date of grant. The SARs and stock options granted on the date of hire generally vest over four or five years in equal increments and have ten-year terms.

The amount of equity compensation offered to executive officers is based on a number of factors, including performance of the individual, performance of the Company, long-term career potential, the amount of time that has elapsed since any prior grant of equity-based compensation, the competitive market for similarly situated positions, amounts required to attract new employees, and other factors that the Compensation Committee determines are relevant in the particular case.

In fiscal 2009, Mr. Bilodeau received 200,000 cash-settled SARs pursuant to his employment and transition agreements with the Company. Ms. King received 18,750 stock options in January 2009 and will receive 37,500 SARs or stock options on a quarterly basis pursuant to her employment agreement with the Company. Additional equity grants made to induce Ms. King to join the Company as its Chief Executive Officer are described in the heading “Compensation of the Chief Executive Officer” in this Compensation Discussion and Analysis.

Mr. Sennesael will receive 18,750 SARs or stock options on a quarterly basis beginning in January 2010 pursuant to his agreement with the Company. Mr. Sennesael also received 100,000 inducement stock options and $100,000 in restricted stock to induce him to join the Company as Chief Financial Officer. These amounts were determined as a result of negotiation between the parties.

In addition, the Compensation Committee approved and issued the following cash-settled SAR grants on April 15, 2009 to the following named executive officers: Mr. Fisher: 20,000 SARs, Mr. Byrnes: 20,000 SARs, and Mr. Siegel: 5,000 SARs. In addition, beginning on July 15, 2009, Mr. Fisher will receive quarterly grants of 7,000 cash-settled SARs or stock options unless otherwise adjusted by the Compensation Committee; Mr. Siegel’s quarterly grants of SARs or stock options were increased from 2,500 per quarter to 5,000 per quarter. These amounts were based on the benchmarking study described elsewhere in this Compensation Discussion and Analysis and the other factors outlined in this section.

The Company’s insider trading policy prohibits executive officers from buying, selling or exercising any market-traded option (put or call) on Company shares, from trading options for Company shares, from investing in other derivative securities based on Company shares, and from selling short any Company shares. The Company currently does not have an equity grant policy, apart from the intention to make annual grants in April of each year, but the Compensation Committee expects to develop during fiscal year 2010 such a policy with the assistance of Towers Perrin and management.

Health and Welfare Benefits

Our named executive officers are eligible to receive the same health and welfare benefits that are generally available to other US-based employees of the Company and a contribution to their benefit premium that is the same as provided to other employees. These benefits programs include health and dental insurance, health and dependent care flexible spending accounts, short-term and long-term disability coverage, a patent award program, life insurance, accidental death and dismemberment insurance, and certain other benefits. Some named executive officers also received additional individual life and disability coverage in addition to receiving the same health and welfare benefits offered to all other employees. Attributed costs of the personal benefits described above for the named executive officers for the fiscal year 2009, are included in the column labeled “All Other Compensation” in the Summary Compensation Table.

Retirement Benefits

SMSC maintains a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all SMSC employees, including the named executive officers, are eligible to defer a portion of their compensation, subject to the IRS limit of $16,500.00, into the 401(k) plan. In addition, all such employees are eligible to receive Company matching contributions in SMSC common stock for up to sixty-seven percent (67%) of the amount they voluntarily contribute to the 401(k) plan, with a further limit that no matching contribution may be made for employee contributions in excess of six percent (6%) of their compensation, as defined in the 401(k) plan. The matching contributions for the named executive officers for fiscal year 2009 are reflected in the Summary Compensation Table.

In addition, under SMSC’s Supplemental Executive Retirement Plan (“SERP”), named executive officers that have been approved to participate in the SERP by the Board and whose employment terminates after full vesting (as provided in the SERP), or after a change in control (as defined in the SERP), will generally receive, beginning at age 65 or such officer’s alternate retirement date (or, upon total and permanent disability, if earlier), an annual benefit equal to 35% of the executive’s Base Annual Salary (as defined in the SERP) payable in equal monthly installments over a ten-year period. The following named executive officers participate in the SERP: Messrs. Bilodeau, Siegel, Fisher, and Byrnes. For participants who enter the plan after January 1, 2003, which includes Messrs. Siegel and Fisher, vesting upon a change in control of the Company is at the discretion of the Board. In March 2007, the SERP was amended, among other changes, to provide for certain alternative distributions for the participants in the SERP, and to change the timing of certain payouts under the SERP to comply with Section 409A of the Code (“Section 409A”). In addition, while the Company has made amendments in an effort to comply with Section 409A, it has amended the SERP to provide “gross up” tax protection in the event the participants incur a tax liability under Section 409A, despite efforts by the Company to make sure that no tax will apply. The SERP was further amended in November 2008 primarily to comply with the final regulations under Section 409A. The change in the net present value of the Company’s liability for each of the participating named executive officers under the SERP is set forth in the Summary Compensation Table.

The Company also maintains a severance plan (the “Severance Plan”) for its United States based employees, and some of the named executive officers are entitled to receive benefits under this plan as detailed elsewhere in this proxy. The purpose of the plan is to allow the Company to recruit and retain employees. Executives (as defined in the Severance Plan) are entitled to receive three months base salary as severance if they are terminated by the Company without cause (as defined in the Severance Plan). If such termination occurs within one year following a change of control of the Company (as defined in the Severance Plan), the benefit is extended to six months base salary. In addition, all Executives under the Severance Plan are entitled to receive three months paid Consolidated Omnibus Reconciliation Act (“COBRA”) coverage if terminated without cause. The Severance Plan was amended in November 2008 to comply with the final regulations under Section 409A and again in January 2009 to increase benefits for long-term employees.

Perquisites

Certain named executive officers receive a car allowance and related gross-up payments as set forth in the Summary Compensation Table. Certain named executive officers also received relocation benefits as disclosed in the Summary Compensation Table as part of their hiring package.

Change of Control Arrangements

In addition, we have change of control arrangements with certain of our named executive officers, which provide for the executives to receive certain payments and benefits upon a change of control of the Company. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Change of Control and Severance Agreements.” These arrangements include, in certain cases, gross up protection under sections 280G and 409A of Code, although the Company has structured its arrangements with these executives to try to make sure that no liability under Section 409A will apply. These arrangements are designed to maintain the continuity of the senior management team and to more closely align the financial interests of senior management with the shareholders of the Company.

The Compensation Committee intends to conduct a comprehensive review of all executive benefits, deferred compensation, perquisites and severance/change-in-control agreements as part of the study by their consultant, Towers Perrin, during the second half of 2009. Potential changes will be considered with the objective of market competitiveness, shareholder transparency, standardization and cost effectiveness.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of “applicable employee remuneration” deductible by SMSC for “covered” employees for any taxable year to $1,000,000. Qualifying performance-based compensation is not subject to such limitation if certain requirements are satisfied. Several of SMSC’s stock option plans permit the Compensation Committee to pay compensation that is “performance-based” and thus fully tax deductible by SMSC. However, compensation paid pursuant to the employee SARs plans, the Company’s MIP and the Company’s inducement stock option plans are not qualified under Section 162(m). The Company is submitting the 2009 LTIP and the Selected Officer MIP for shareholder approval to make it more likely that compensation to covered employees will be fully deductible by the Company.

Accounting for Stock-Based Compensation

In fiscal year 2007, SMSC began accounting for stock-based compensation, including its stock option grants, restricted stock awards, and stock appreciation rights, in accordance with the requirements of FASB Statement 123(R).

Compensation of the Chief Executive Officer

The Board, including all independent directors of the Board and all members of the Compensation Committee, unanimously (except for Mr. Bilodeau) approved Mr. Bilodeau’s transition agreement, dated June 3, 2008 (the “Transition Agreement”) to govern the period during which the Company recruited and hired a new Chief Executive Officer. The Transition Agreement also specifies Mr. Bilodeau’s compensation for remaining on the Board as Chairman. Mr. Craig, Chairman of the Compensation Committee negotiated the Transition Agreement with Mr. Bilodeau. The Transition Agreement provided that Mr. Bilodeau’s salary of $610,000, quarterly grants of 50,000 SARs, and other employment benefits as set forth in his employment agreement dated March 19, 2007 would continue through February 10, 2009, the date his employment ceased, and that he would receive a $700,000 cash payment on January 5, 2009 in lieu of a fiscal year 2009 bonus pursuant to the 2009 MIP. The Transition Agreement also provides that Mr. Bilodeau would receive his annual SERP benefit of $213,500 in accordance with the terms thereof, except that distributions will begin promptly following January 1, 2010. In addition to the compensation generally received by non-employee directors, Mr. Bilodeau will receive monthly payments of $12,000 through July 2011 (the “Additional Consideration”), a monthly car allowance of $1,400, and use of a blackberry, telephone line and computer equipment. If Mr. Bilodeau is removed from the Board, or in the event of his death, in each case prior to July 2011, he shall receive a lump sum equal to the amount of unpaid Additional Consideration he would have otherwise received through July 2011. The Transition Agreement also provides that the Company will provide health care coverage to Mr. Bilodeau and his family until he and his wife reach age 65 unless he is covered by another employer’s health care policy.

The Compensation Committee agreed to the Transition Agreement due to the exigent circumstances facing the Company in the spring of 2008. SMSC’s Chief Financial Officer departed the Company on April 30, 2008. The Compensation Committee believed that the absence of a Chief Financial Officer, coupled with the normal uncertainties of recruiting a new Chief Executive Officer, potentially posed significant risks to the Company. Obtaining Mr. Bilodeau’s commitment to assist in this transition for a protracted period of time was deemed necessary to reduce this risk to an acceptable level.

Ms. King was recruited to replace Mr. Bilodeau as President and Chief Executive Officer of the Company. In connection with Ms. King’s appointment as President and Chief Executive Officer, the Company and Ms. King entered into an employment agreement as of October 1, 2008 (the “King Agreement”) with an effective date of October 20, 2008. The King Agreement was authorized by the Company’s Compensation Committee and Board of Directors. The King Agreement has an initial term of 4 years with one year automatic renewals unless terminated prior to the end of the then current term by either party on 180 days prior notice. The King Agreement provides that Ms. King will receive an annual salary of $625,000 and an annual target bonus of no less than 150% of annual base salary with no less than an additional 20% upside increment for over performance pursuant to the Company’s management incentive plan in which Ms. King participates; provided that, in lieu of receiving a fiscal year 2009 bonus, Ms. King will receive a bonus of $300,000 half payable in cash in a lump sum on May 20, 2009 and half payable in restricted stock on the third business day after the Company announces full year fiscal 2009 financial results (which turned out to be April 13, 2009), subject to Ms. King’s employment on the applicable payment date. The restricted stock granted vests at a rate of 25% per year on the first two yearly anniversaries of the grant date, and 50% on the third yearly anniversary of the grant date, provided Ms. King continues to remain employed by the Company on the vesting date. As a result of an inadvertent operational error the Company did not make the restricted stock grants to Ms King on April 13, 2009; instead, with the approval of the Compensation Committee, on May 8, 2009 the Company granted to Ms. King the same number of shares of restricted stock, with the same vesting schedule, that she was supposed to have received on April 13, 2009 pursuant to the terms of the King Agreement. As part of the King Agreement, Ms. King was also granted three hundred thousand (300,000) inducement stock options on October 20, 2008, and a quarterly award of 37,500 SARs on the same schedule as SARs are awarded to the Company’s Directors beginning in April 2009. The Compensation Committee subsequently changed the quarterly award of SARs to shareholder approved stock options from previously shareholder approved plans sponsored by the Company to minimize potential lost tax deductions pursuant to Section 162(m) of the Code. In addition, Ms. King received 18,750 stock options on January 15, 2009. All inducement stock options vest at a rate of 25% per year on each yearly anniversary of the grant date and all quarterly SARs/stock options vest at a rate of 33% per year on each yearly anniversary of the grant date, provided Ms. King continues to be employed on the vesting date.

In order to allow Ms. King to focus her energies exclusively on the Company’s business, expedite the transition of her full time residence to New York, and not be distracted by the sale of her then current residence in Idaho, the King Agreement provided that Ms. King would receive (i) a special relocation bonus in the amount of $250,000, payable in restricted stock granted on October 20, 2008, and (ii) a lump sum cash payment (the “Cash Payment”), grossed up for applicable taxes (the “Gross Up”), equal to the difference between $2.1 million and the amount Ms. King received from Paragon Relocation Resources (“Paragon”), pursuant to the Company’s standard relocation policies, in connection with the disposition of her then current residence in Pocatello, Idaho. The Cash Payment was made in December 2008 and amounted to approximately $614,000; the Gross Up was paid in May 2009 and amounted to approximately $456,000. The restricted stock award will vest as follows: 25% after the second anniversary of the date of the grant, 25% after the third anniversary of the date of the grant and 50% after the fourth anniversary of the date of the grant provided that Ms. King remains employed by the Company on the applicable vesting date. Ms. King was also reimbursed for temporary living expenses in the Hauppauge, New York area and the movement of household and other items as set forth in the King Agreement.

In the event Ms. King’s employment is terminated by the Company without Cause, or by her for Good Reason (both as defined in the King Agreement), (i) she will receive a lump sum payment equal to two years base salary and two times the Bonus Termination Payment (as defined in the King Agreement), and (ii) all stock options, restricted stock or SARs that would have vested within one year after termination shall immediately vest, except that if Ms. King is terminated within one year following a change in control of the Company, all unvested equity instruments shall vest immediately on the date of termination and she shall receive two times her target bonus in effect immediately prior to the date of termination. If the Company does not renew the King Agreement, Ms. King’s employment will terminate upon the expiration of the then current term and she shall receive a lump sum cash payment equal to (i) one year’s base salary and (ii) the Bonus Termination Payment (as defined in the King Agreement). In addition, all stock options, restricted stock or SARs that would have otherwise vested within one year after termination shall immediately vest.

The Compensation Committee believes that the foregoing terms and conditions were the minimum necessary to secure the services of Ms. King as President and Chief Executive Officer. The Company’s search committee and the Board interviewed a number of well qualified candidates, but they and the Compensation Committee concluded that Ms. King clearly ranked far above the rest. The Compensation Committee and the Board concluded that her industry experience, track record of success, and recognition within the semiconductor industry made her an excellent choice with the potential to be a tremendous asset to the Company. Her total compensation package, although at the high end of peer companies, was consistent with the Compensation Committee’s evaluation of her strengths as a candidate and past performance as a chief executive officer of a publicly traded semiconductor company, and is structured to align with the interests of our stockholders by making the most significant elements of her compensation package based on increasing the price of the Company’s common stock. The CEO is compensated on a greater scale than the other named executive officers because of the scope, scale and complexity of this position.

Executive Employment Agreements

In addition to the King Agreement and the Transition Agreement (each described above), Messrs. Sennesael, Siegel, and Fisher have employment letters that were executed to induce them to join the Company. Mr. Siegel’s and Mr. Fisher’s employment letters were amended in November 2008 primarily to comply with the final regulations under Section 409A. Each of Messrs. Fisher’s and Siegel’s agreements provide certain payments and other benefits upon termination without cause or upon a change of control and for gross ups for any excise taxes or penalties imposed on the executive pursuant to Sections 280G and 409A of the Code, although the Company has attempted to structure each agreement so that it complies with Section 409A of the Code. Mr. Sennesael’s and Ms. King’s agreements also provide certain payments and other benefits upon a change of control or termination without cause. The terms of these employment arrangements are outlined in the Employment Agreement section of this proxy.

The other named executive officer, Mr. Byrnes, is eligible to receive the standard benefits applicable to Executives under the Company’s Severance Plan.

The following table sets forth the compensation paid to or earned during fiscal 2009 by (i) any individual who served as our principal executive officer, (ii) any individual who served as our principal financial officer, and (iii) the Company’s three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)		All Other Compensation ($)(4)	Total ($)
Christine King* President and Chief Executive Officer	2009	$228,365	$614,000	(5)	$17,372		$194,274	—	—		$47,327	$1,101,338
	2008	—	—		—		—	—	—		—	—
	2007	—	—		—		—	—	—		—	—
Kris Sennesael* Vice President and Chief Financial Officer	2009	$46,154	—		$2,748		$16,827	—	—		$23,934	$89,663
	2008	—	—		—		—	—	—		—	—
	2007	—	—		—		—	—	—		—	—
Aaron L. Fisher Executive Vice President	2009	$320,769	—		$51,263		$378,650	$64,000	$32,829		$101,251	$948,762
	2008	$305,769	$150,000		$15,713		$365,977	$88,289	$25,887		$108,349	$1,059,984
	2007	$136,154	—		$687		$140,370	$36,789	$15,783		$20,165	$349,948
Walter Siegel Vice President, General Counsel and Secretary	2009	$299,385	—		$41,775		$351,105	$23,500	$46,110		$22,796	$784,671
	2008	$285,385	—		$35,936		$354,748	$51,602	—		$22,510	$750,181
	2007	$280,000	—		$31,339		$332,245	$42,386	$26,872		$28,712	$741,554
Steven J. Bilodeau* Chairman of the Board	2009	$633,865	$700,000	(6)	$831,051		$862,997	—	$1,053,223		$142,995	$4,224,131
	2008	$580,962	—		$285,826		$2,680,499	$411,782	$12,468		$36,668	$4,008,205
	2007	$534,728	—		$208,721		$1,867,815	$318,755	$73,208		$36,691	$3,039,918
David S. Smith* Senior Vice President and Chief Financial Officer	2009	$90,228	—		—	(7)	$771,334	$19,996	—	(7)	$846,122	$1,727,680
	2008	$331,250	—		$118,484		$557,285	$143,470	—		$9,750	$1,160,239
	2007	$325,000	—		$123,403		$552,767	$105,764	$35,861		$9,750	$1,152,545
Peter S. Byrnes Vice President of Core Operations and Facilities	2009	$280,000	—		$54,982		$116,063	$29,998	$39,215		$22,632	$542,890
	2008	$265,000	—		$40,972		$418,773	$61,312	$10,454		$22,340	$818,851
	2007	$243,462	—		$40,443		$267,359	$38,946	$136,444		$22,405	$749,059

*	Ms. King became Chief Executive Officer and President on October 20, 2008 and Mr. Bilodeau ceased serving in those positions on that same day. Mr. Sennesael became Vice President and Chief Financial Officer on January 5, 2009. Mr. Smith left the Company on April, 30, 2008.
(1)	Amounts shown for fiscal year 2009 do not necessarily reflect compensation actually received by the Named Executive Officer for fiscal year 2009. Instead the amounts shown are the compensation costs recognized by the Company for Restricted Stock in fiscal year 2009 for financial statement reporting purposes as determined pursuant to the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004 (“FAS 123R”)). Mr. Smith's employment ended during the year and pursuant to his employment agreement he was cashed out of certain equity awards. Many of such awards were cancelled and certain equity expense was credited as the result of this cancellation.
(2)	Amounts shown for fiscal year 2009 do not necessarily reflect compensation actually received by the Named Executive Officer for fiscal year 2009. Instead the amounts shown are the compensation costs recognized by the Company for stock options and SARs in fiscal year 2009 for financial statement reporting purposes as determined pursuant to the FAS 123R. The assumptions used in the calculation of values for option awards and SARs are set forth under the section entitled “Benefit and Incentive Plans” on page 74 of SMSC’s Annual Report on Form 10-K for fiscal year 2009 filed with the SEC on April 28, 2009. The assumptions used in the calculation of values for option awards and SARs for fiscal year 2008 are set forth under the section entitled “Benefit and Incentive Plans” on page 67 of SMSC’s Annual Report on Form 10-K for fiscal year 2008 filed with the SEC on April 29, 2008. The assumptions used in the calculation of values for option awards and SARs for fiscal year 2007 are set forth under the section entitled “Benefit and Incentive Plans” on page 66 of SMSC’s Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on April 30, 2007.
(3)	For fiscal year 2009 amounts represent the cash portion of the Company’s 2009 MIP paid on May 1, 2009.
(4)	Amounts for fiscal year 2009 include the following: Mr. Bilodeau: $10,868 in supplemental life insurance, $16,800 in automobile allowances and $105,338 in related gross-up payments and $9,990 in

Company matching contributions under the SMSC Incentive Savings and Retirement Plan (the “Savings Plan”); Mr. Smith: $3,223 in automobile allowances and $17,506 in related gross-up payments and $825,393 in severance payments ($325,000 in cash, $213,500 relating to purchase of vested and unvested SARs and $286,893 related to purchase of unvested restricted stock); Ms. King: $46,365 in relocation expenses and $962 in Company matching contributions under the Savings Plan; Mr. Sennesael: $23,934 in relocation expenses; Mr. Byrnes: $4,940 in supplemental life insurance, $8,400 in automobile allowances and $9,292 in Company matching contributions under the Savings Plan; Mr. Siegel: $5,110 in supplemental life insurance, $8,400 in automobile allowances, and $9,286 in Company matching contributions under the Savings Plan; Mr. Fisher: $12,000 in automobile allowances, $9,292 in Company matching contributions under the Savings Plan, and $79,958 in relocation expenses.
(5)	Represents an additional relocation bonus of $614,000 for a guaranteed sale price of her home in connection with her relocation.
(6)	For fiscal year 2009, Mr. Bilodeau was not eligible for a 2009 MIP bonus and instead received a $700,000 cash bonus on January 5, 2009 pursuant to the terms of his Transition Agreement.
(7)	Mr. Smith’s employment terminated in April 2008 and he was not vested in the SERP, therefore, he forfeited his benefits thereunder, which totaled $49,630. Mr. Smith was cashed out of certain equity awards pursuant to his employment agreement. Many of such awards were cancelled and certain equity expenses in the amount of $52,365 were credited as a result of this cancellation.

Employment Agreements

Steven J. Bilodeau and David S. Smith

Neither of these executives were employed by the Company on February 28, 2009. The details of their prior employment agreements are contained in the Company’s 2008 Proxy. Mr. Bilodeau’s transition agreement is summarized in the compensation, disclosure and analysis section of this proxy under the heading “Compensation of the Chief Executive Officer.”

Christine King

Ms. Christine King and SMSC have entered into an employment agreement providing for her employment as President and Chief Executive Officer of SMSC until October 20, 2012. Ms. King’s current annual base salary is $625,000. Her current total bonus opportunity at plan is 150% of base salary and her employment agreement requires an upside opportunity of at least an additional 20% of base salary if the Company over achieves objectives; if the stockholders of the Company approve the Selected Officer MIP her current total bonus opportunity at the maximum level of performance by the Company would be 225% of base salary. Ms. King’s employment agreement also provides for:

•	automatic extensions for one-year periods after the initial term, unless the Company elects not to extend the term by providing at least 180 days notice to Ms. King.
•	in the event Ms. King’s employment is terminated by the Company without Cause, or by her for Good Reason (both as defined in the King Agreement), (i) she will receive a lump sum payment equal to 2 years base salary and two times the Bonus Termination Payment (as defined in the King Agreement), and (ii) all stock options, restricted stock or SARs that would have vested within one year after termination shall immediately vest, except that if Ms. King is terminated within one year following a change in control of the Company, all unvested equity instruments shall vest immediately on the date of termination and she shall receive two times her target bonus in effect immediately prior to the date of termination. If the Company does not renew the King Agreement, Ms. King’s employment will terminate upon the expiration of the then current term and she shall receive a lump sum cash payment equal to (i) one year’s base salary and (ii) the Bonus Termination Payment (as defined in the King Agreement). In addition, all stock options, restricted stock or SARs that would have vested within one year after termination shall immediately vest.
•	in the event of termination for death or disability, payment of unused vacation and unpaid salary and business expenses through the termination date, plus a pro rata bonus based on the number of days worked prior to termination.

•	an award of Thirty Seven Thousand Five Hundred (37,500) stock options or SARs on a quarterly basis on the same schedule as SARs are awarded to Directors.
•	customary provisions regarding assignment of inventions, trade secrets, and works of authorship.
•	customary restrictive covenants including nondisclosure, non-solicitation of employees for one or two years following termination of employment (depending on the reason for termination), and non-competition by the executive for one or two years following termination of employment, (depending on the reason for termination).

Aaron L. Fisher

Mr. Aaron L. Fisher and SMSC have entered into an employment letter dated November 5, 2008 providing for his employment as Senior Vice President of Products and Technology. Mr. Fisher’s current base salary is $315,000. His total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 169% of his base salary. Mr. Fisher’s letter also provides for:

•	in the event of termination without cause, or if his compensation or duties are reduced following a change of control, or required relocation more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island, payment of: a) one year’s base salary, and b) all stock options, SARs and restricted stock grants that would have vested within 24 months of termination shall immediately vest and all such options and SARs shall remain available for exercise for 12 months after termination, and c) group health insurance for 12 months. In addition, if Mr. Fisher is terminated without cause following a change of control all restricted stock grants shall vest and he shall receive his pro rata portion of his incentive bonus up to the date of his termination.
•	gross up protection for tax liabilities under sections 280G and 409A of the Code; although the agreement has been structured to attempt to insure that there is no tax liability under section 409A of the Code.
•	Mr. Fisher is also is entitled to receive those other benefits available to Executives under the Severance Plan, but does not receive any salary severance benefit under the Severance Plan.
•	Mr. Fisher received a hiring bonus of $150,000 on August 24, 2007. If he voluntarily resigns his employment within three (3) years of receipt of the bonus, he is obligated to repay the bonus to the Company on a pro rata basis.
•	Mr. Fisher is subject to customary restrictive covenants including non-solicitation of employees for 24 months following termination of employment and non-competition for one year following termination of employment.

Walter Siegel

Mr. Walter Siegel and SMSC have entered into an employment letter dated November 5, 2008 providing for his employment as Vice President and General Counsel of SMSC. Mr. Siegel’s current annual base salary is $294,000. His current total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 113% of his base salary. Mr. Siegel’s letter also provides for:

•	in the event of termination without cause, or if his compensation or duties are reduced following a change of control, or required relocation more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island, payment of: a) one year’s base salary, and b) the value, as if fully vested, of all restricted stock grants, stock options and SARs. All stock grants, SARs and stock options shall be deemed cancelled in such an event.
•	gross up protection for tax liabilities under sections 280G and 409A of the Code; although the agreement has been structured to attempt to insure that there is no tax liability under section 409A of the Code.
•	Mr. Siegel is also is entitled to receive those other benefits available to Executives under the Severance Plan, including three months of COBRA benefits, but does not receive any salary severance benefit under the Severance Plan.

Kris Sennesael

Mr. Kris Sennesael and SMSC have entered into an employment letter dated December 8, 2008, providing for his employment as Vice President and Chief Financial Officer of SMSC. Mr. Sennesael’s current base salary is $300,000. His current total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 169% of base salary. Mr. Sennesael’s letter also provides for:

•	in the event of termination without cause, or a required relocation more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island, Mr. Sennesael shall receive one year’s salary. In addition, in the event of a change of control all of his outstanding stock options and stock appreciation rights awards shall vest.
•	Mr. Sennesael is also is entitled to receive those other benefits available to Executives under the Severance Plan, including three months of COBRA benefits, but does not receive any salary severance benefit under the Severance Plan.

The following table sets forth information regarding the awards granted to our named executive officers pursuant to Company plans during fiscal 2009:

GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2009

					Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards (#)(i)(2)	All Other Option Awards: (#)(j)(3)	Exercise or Base Price of Options Awards ($/Sh)(k)	Aggregate Grant Date Fair Value ($/)(l)(4)
Name (a)	Plan Name		Grant Date (b)	Approval Date	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)
Christine King(5)	05IP	(6)	10/20/2008	9/28/2008	—	—	—	13,103	—	—	$250,005
	05IP		10/20/2008	9/28/2008	—	—	—	—	300,000	$19.08	$2,537,190
	1999	(7)	1/15/2009	1/3/2009	—	—	—	—	18,750	$14.68	$120,698
Kris Sennesael(5)	05IP		1/5/2009	12/8/2008	—	—	—	5,918	—	—	$100,014
					—	—	—	—	—	—
	05IP		1/5/2009	12/8/2008	—	—	—	—	100,000	$16.90	$741,070
Aaron L. Fisher	01RS	(8)	4/21/2008	4/8/2008	—	—	—	764	—	—	$22,507
	01RS		7/3/2008	7/2/2008	—	$7,500	$13,503	871	—	—	$24,510
	01RS		10/6/2008	10/3/2008	—	$7,500	$13,503	944	—	—	$20,664
					—	$7,500	$13,503	—	—	—	—
					—	$7,500	$13,503	—	—	—	—
					—	$60,000	$60,000	—	—	—	—
				TOTAL	—	$90,000	$114,012	—	—	—	—
	06SAR	(9)	5/12/2008	4/30/2008	—	—	—	—	20,000	$29.59	$308,200
Walter Siegel	01RS		4/21/2008	4/8/2008	—	—	—	425	—	—	$12,521
	01RS		7/3/2008	7/2/2008	—	$4,167	$7,502	387	—	—	$10,890
	01RS		10/6/2008	10/3/2008	—	$4,167	$7,502	420	—	—	$9,194
					—	$4,167	$7,502	—	—	—	—
					—	$4,167	$7,502	—	—	—	—
					—	$33,332	$33,332	—	—	—	—
				TOTAL	—	$50,000	$63,340	—	—	—	—
	06SAR		5/12/2008	4/30/2008	—	—	—	—	2,500	$29.59	$38,525
	06SAR		7/15/2008	4/30/2008	—	—	—	—	2,500	$27.65	$34,150
	06SAR		10/15/2008	4/30/2008	—	—	—	—	2,500	$18.89	$14,250
	06SAR		1/15/2009	4/30/2008	—	—	—	—	2,500	$14.68	$18,950
Steven J. Bilodeau(10)	01RS		4/21/2008	4/8/2008	—	—	—	3,386	—	—	$99,752
	06SAR		4/15/2008	6/22/2007	—	—	—	—	50,000	$29.25	$765,000
	06SAR		7/15/2008	6/22/2007	—	—	—	—	50,000	$27.65	$683,000
	06SAR		10/15/2008	6/22/2007	—	—	—	—	50,000	$18.89	$285,000
	06SAR		1/15/2009	6/22/2007	—	—	—	—	50,000	$14.68	$379,000
David S. Smith(11)	01RS		4/21/2008	4/8/2008	—	—	—	1,242	—	—	$36,589
Peter S. Byrnes	01RS		4/21/2008	4/8/2008	—	—	—	531	—	—	$15,643
	01RS		7/3/2008	7/2/2008	—	$5,208	$9,377	498	—	—	$14,014
	01RS		10/6/2008	10/3/2008	—	$5,208	$9,377	540	—	—	$11,821
					—	$5,208	$9,377	—	—	—	—
					—	$5,208	$9,377	—	—	—	—
					—	$41,668	$41,668	—	—	—	—
				TOTAL	—	$62,500	$79,176	—	—	—	—
	06SAR		5/12/2008	4/30/2008	—	—	—	—	16,000	$29.59	$246,560

(1)	The amounts set forth under these columns represent cash awards made pursuant to the 2009 MIP. The amounts listed under the first four rows for each named executive officer represent the quarterly amounts that can be earned based on objectives for each quarter in fiscal year 2009. No quarterly cash payments are made pursuant to the MIP. The amounts listed in the fifth row for each named executive officer represents the yearly amounts that can be earned based on full fiscal year 2009 objectives. Cash awards based on achievement of the quarterly and yearly objectives are paid out pursuant to the MIP only after the fiscal year is completed. The “TOTAL” row is the total of the quarterly and yearly amounts. Actual cash awards made pursuant to the MIP for fiscal year 2009 are reflected in the Summary Compensation Table above.
(2)	The amounts set forth under this column represent restricted stock awards granted pursuant to the Company’s MIP. Restricted stock is awarded on a quarterly basis pursuant to the MIP based on achievement of objectives. A cash value of the award is calculated pursuant to the MIP and then converted into the appropriate number of shares of restricted stock based on the closing price of the Company’s stock on the grant date. The Company has listed only the restricted stock granted in fiscal year 2009. The first grant listed for each officer represents the restricted stock granted pursuant to the Company’s MIP for the fourth quarter of fiscal year 2008, as this grant is actually made in fiscal year 2009 after fiscal year 2008 has ended. The next three grants are the restricted stock grants pursuant to the fiscal year 2009 MIP for the first, second and third quarters of fiscal year 2009. The restricted stock grant under the MIP for the fourth quarter of fiscal year 2009 is not made until fiscal year 2010 and therefore, does not appear in this table. No restricted shares were granted in the third and fourth quarters of fiscal year 2009.
(3)	All awards set forth in this column were SARs. SARs may be cash-settled only.
(4)	The aggregate grant date fair value was determined pursuant to FAS 123R. The assumptions used in the calculation of values for option awards and SARs are set forth under the section entitled “Benefit and Incentive Plans” on page 74 of SMSC’s Annual Report on Form 10-K for the fiscal year 2009 filed with the SEC on April 28, 2009. The exercise price for all options and SARs granted is 100% of the fair market value of the shares on the date of grant. The option or SAR exercise price has not been deducted from the amounts indicated above. These amounts do not represent actual cash payments received by the named executive officer. The actual cash payments received by the executive will be the amounts received when they sell restricted stock or exercise SARs or stock options, which will depend on the market value of the Company’s stock at the time restricted stock is sold or SARs or stock options are exercised.
(5)	Ms. King and Mr. Sennesael were not eligible for the 2009 MIP.
(6)	05IP is an abbreviation for the 2005 Inducement Option and Restricted Stock Plan of Standard Microsystems Corporation.
(7)	1999 is an abbreviation for the 1999 Stock Option Plan for Officers and Key Employees.
(8)	01RS is an abbreviation for the Standard Microsystems Corporation 2001 Stock Option and Restricted Stock Plan.
(9)	06SAR is an abbreviation for the Standard Microsystems Corporation 2006 Employee Stock Appreciation Rights Plan.
(10)	Mr. Bilodeau's SARs were granted as an officer of the company and according to his transition agreement, he was not eligible for a 2009 MIP bonus. Instead Mr. Bilodeau received a $700,000 cash bonus on January 5, 2009.
(11)	Mr. Smith left the company on April 30, 2008 and was only entitled to a pro-rated amount of his 2009 MIP bonus, payable only in cash.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of the end of Fiscal 2009:

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Grant Year(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock Held That Have Not Vested (#)(g)(2)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(h)(3)
Christine King	2009	—	300,000	(4)	$19.08	10/20/2018	13,103	(5)	$204,014
	2009	—	18,750	(6)	$14.68	01/15/2019	—		—
Kris Sennesael	2009	—	100,000	(7)	$16.90	01/05/2019	5,918	(5)	$92,143
Aaron L. Fisher	2007	48,000	72,000	(8)	$28.10	09/06/2016	366		$5,699
	2008	—	—		—	—	1,884		$29,334
	2009	—	20,000	(9)	$29.59	05/12/2018	2,388		$37,181
Walter Siegel	2006	50,000	40,000	(10)	$30.91	10/24/2015	—		—
	2007	2,500	2,500	(11)	$31.30	10/13/2016	676		$10,525
	2008	—	—		—	—	1,046		$16,286
	2009	—	2,500	(9)	$29.59	05/12/2018	1,125		$17,516
	2009	—	2,500	(12)	$27.65	07/15/2018	—		—
	2009	—	2,500	(13)	$18.89	10/15/2018	—		—
	2009	—	2,500	(14)	$14.68	01/15/2019	—		—
Steven J. Bilodeau	2005	75,000	—		$17.10	09/29/2014	—		—
	2007	150,000	150,000	(11)	$31.30	10/13/2016	—		—
	2008	12,500	37,500	(15)	$35.46	07/16/2017	—		—
	2008	12,500	37,500	(16)	$38.60	10/15/2017	—		—
	2008	12,500	37,500	(17)	$35.95	01/15/2018	—		—
	2009	—	50,000	(18)	$29.25	04/15/2018	—		—
	2009	—	50,000	(12)	$27.65	07/15/2018	—		—
	2009	—	50,000	(13)	$18.89	10/15/2018	—		—
	2009	—	50,000	(14)	$14.68	01/15/2019	—		—
David S. Smith	2006	12,000	—		$25.38	04/30/2010	—		—
	2006	48,000	—		$25.38	04/30/2010	—		—
Peter S. Byrnes	2004	—	—		—	—	—		—
	2005	12,500	—		$17.10	09/29/2014	—		—
	2007	25,000	25,000	(11)	$31.30	10/13/2016	463		$7,209
	2008	—	—		—	—	1,068		$16,629
	2009	—	16,000	(9)	$29.59	05/12/2018	1,436		$22,359

(1)	All grant years represent the fiscal year in which the grant was made.
(2)	Except as otherwise indicated, all restricted stock granted vests in three years from the date of grant with 25% of the grant vesting on the first and second yearly anniversaries of the grant date and 50% of the grant vesting on the third yearly anniversary of the grant date. Excluding signing bonuses or other special grants, restricted stock is granted on a quarterly basis pursuant to the Company’s MIP.
(3)	Market value is calculated by multiplying the total number of shares of restricted stock that are unvested by $15.57, which was the closing price of a share of company stock, as listed on the NASDAQ, on 2/28/09.
(4)	Grant of stock options which vest in four equal yearly increments beginning on 10/20/2008.

(5)	Grant of restricted stock on 10/20/08 for Christine King and 1/5/2009 for Kris Sennesael of which 25% vests on the second anniversary of the date of grant, 25% on third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant.
(6)	Grant of stock options which vest in three equal yearly increments beginning on 01/15/2009.
(7)	Grant of stock options which vest in five equal yearly increments beginning on 01/05/2009.
(8)	Grant of stock options which vest in five equal yearly increments beginning on 09/06/2007.
(9)	Grant of SARs which vest in four equal yearly increments beginning on 05/12/2008.
(10)	Grant of stock options which vest in three equal yearly increments beginning on 10/24/2008.
(11)	Grant of SARs which vest in four equal yearly increments beginning on 10/13/2007.
(12)	Grant of SARs which vest in four equal yearly increments beginning on 07/15/2008.
(13)	Grant of SARs which vest in four equal yearly increments beginning on 10/15/2008.
(14)	Grant of SARs which vest in four equal yearly increments beginning on 01/15/2009.
(15)	Grant of SARs which vest in four equal yearly increments beginning on 07/16/2008.
(16)	Grant of SARs which vest in four equal yearly increments beginning on 10/15/2008.
(17)	Grant of SARs which vest in four equal yearly increments beginning on 01/15/2009.
(18)	Grant of SARs which vest in four equal yearly increments beginning on 04/15/2008.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during fiscal year 2009 for each named executive officer on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED — FISCAL YEAR 2009

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized Upon Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)(2)	Value Realized Upon Vesting ($)(e)
Christine King	—	—	—	—
Kris Sennesael	—	—	—	—
Aaron L. Fisher	—	—	812	$18,884
Walter Siegel	—	—	882	$21,023
Steven J. Bilodeau	—	—	34,758	$680,154
David S. Smith(3)	110,000	287,200	10,199	$302,301
Peter S. Byrnes	4,000	$57,332	2,067	$52,252

(1)	Since all SARs are cash-settled, no shares are acquired upon exercise of SARs, although SARs that vested in fiscal year 2009 are included in these columns.
(2)	Represents vesting of shares acquired pursuant to the Company’s management incentive plan.
(3)	Includes amounts realized pursuant to Mr. Smith’s severance arrangements: $213,500 for the value of his outstanding SARs and $286,893 for the value of his unvested stock grants under the Company’s MIP.

PENSION BENEFITS — FISCAL YEAR 2009 (as of February 28, 2009)

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#)(c)	Present Value of Accumulated Benefit ($)(d)(2)	Payments During Last Fiscal Year ($)(e)
Aaron L. Fisher	SERP	2	$74,499	—
Walter Siegel	SERP	3	$82,045	—
Steven J. Bilodeau	SERP	10	$1,470,324	—
David S. Smith(3)	SERP	3	—	—
Peter S. Byrnes	SERP	13	$254,617	—

*	Ms. King and Mr. Sennesael do not participate in the SERP.
(1)	For a description of the Company’s SERP, see the Compensation Discussion and Analysis contained in this proxy statement.
(2)	The valuation method and material assumptions applied in qualifying the present value of the current accrued benefit are located in the Section entitled “Supplemental Executive Retirement Plan” on page 79 of the Company’s Annual Report on Form 10-K for fiscal year 2009 filed on April 28, 2009.
(3)	Upon his termination of employment, Mr. Smith forfeited all interest under the SERP.

Change of Control and Severance Payments

The following table provides information concerning the estimated payments and benefits that would be provided in the event of termination upon a change of control, termination without cause, and termination for death or disability for each of the named executive officers. The calculations do not include accrued but unpaid obligations, such as business expenses or other reimbursements. A narrative description of the estimated payments and benefits to Ms. King and Messrs. Sennesael, Siegel and Fisher is contained in the summary of their employment or letter agreements in the Employment Agreement section of this proxy statement. Mr. Byrnes is entitled to receive those benefits applicable to Executives under the Company’s Severance Plan. The Severance Plan provides that Executives, as defined by the Severance Plan, are entitled to receive three months of salary and three months of COBRA benefits for termination without cause; if termination without cause follows a change of control of the Company (as defined in the Severance Plan) the salary benefit is increased to six months of salary. Ms. King and Messrs. Siegel and Sennesael are also entitled to receive under the Severance Plan the same COBRA benefit as Mr. Byrnes.

Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2009 (February 28, 2009), and the price per share of the Company’s Common Stock is the closing price on the NASDAQ Global Market as of that date ($15.57). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any of the assumptions used to estimate potential payments and benefits is not correct. Actual payments or benefits could be materially different than those set forth below. The Company estimates as of February 28, 2009 that no Section 280G or Section 409A gross ups would have been due Messrs. Siegel and Fisher assuming a triggering event took place on that day. If payments are subject to a six month delay upon a separation of service under Section 409A Messrs. Siegel and Fisher would be entitled to interest on the delayed payments at the rate of prime plus 2%.

Neither Mr. Bilodeau nor Mr. Smith were employed by the Company on February 28, 2009. The benefits that Mr. Bilodeau received pursuant to his Transition Agreement are described in the Compensation, Disclosure and Analysis section of this proxy under the heading “Compensation of the Chief Executive Officer” and are reflected in the Summary Compensation Table of this proxy. The severance Mr. Smith received when his employment terminated on April 30, 2008 is reflected in the Summary Compensation Table of this proxy.

The Company’s form of stock option grant agreement for the 2005 Inducement Stock Option and Restricted Stock Plan contains non-solicit and confidentiality clauses that entitle the Company in the event of a breach of the foregoing clauses to seek to reclaim any profits made by an individual from the sale of stock options during the one year period prior to such breach. Ms. King and Messrs. Sennesael, Siegel, and Fisher have received stock options subject to this form of agreement. Ms. King and Messrs. Siegel, Sennesael and

Fisher have also executed the Company’s standard form employee agreement, which also contains confidentiality and non-solicit clauses; Mr. Byrnes executed an earlier version of this standard form employee agreement that contains a confidentiality clause, but not a non-solicit clause. The employment agreement of Ms. King contains confidentiality, non-compete and non-solicit clauses, and Mr. Fisher’s employment letter contains a non-compete and non-solicit clause.

Name	Type of Benefit	Potential Payment ($) in Connection With a Change of Control(1)		Potential Payment ($) for Termination Without Cause(2)(4)		Potential Payment ($) for Termination Upon Death or Disability
Christine King	Base Salary	$1,250,000		$1,250,000		0
	Bonus	$1,875,000		$1,875,000		$937,500
	Accelerated Vesting or Payment of Unvested SARs, Stock Options or Restricted Stock	$220,772	(3)	$56,570	(5)	0
	Continuation of Health and Welfare Benefits	$3,141		$3,141		Not Applicable

(1)	Ms. King is entitled to this payment or benefit if her compensation or duties are reduced, or if she is required to relocate her employment more than 50 miles from the Company’s headquarters in Hauppuage, Long Island, following a change of control even if her employment is not terminated.
(2)	Ms. King is also entitled to these benefits if her compensation or duties are reduced or if she is required to relocate her employment more than 50 miles from the Company’s headquarters in Hauppuage, Long Island.
(3)	This amount consists of $16,668 relating to stock options, and $204,104 relating to restricted stock awards.
(4)	If the Company does not renew Ms. King’s employment agreement, she would receive the same benefits as if terminated without cause except her salary benefit would be $625,000 and her bonus would be $937,500.
(5)	This amount consists of $5,563 relating to stock options and $51,007 relating to restricted stock awards.

Name	Type of Benefit	Potential Payment ($) in Connection With Termination Following Change of Control(1)		Potential Payment ($) for Termination Without Cause(2)	Potential Payment ($) for Termination Upon Death or Disability
Kris Sennesael	Base Salary	$300,000	(1)	$300,000	Not Applicable
	Bonus	Not Applicable		Not Applicable	Not Applicable
	Accelerated Vesting or Payment of Unvested SARs, Stock Options or Restricted Stock	$0		Not Applicable	Not Applicable
	Continuation of Health and Welfare Benefits	$4,439		$4,439	Not Applicable

(1)	Mr. Sennesael is entitled to this payment or benefit if his salary is reduced by more than 15% or bonus by more than 25% following a change of control even if his employment is not terminated.
(2)	Mr. Sennesael is also entitled to this payment or benefit if he is required to relocate his employment more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island.

Name	Type of Benefit	Potential Payment ($) in Connection With Termination Following Change of Control(1)		Potential Payment ($) for Termination Without Cause(2)		Potential Payment ($) for Termination Upon Death or Disability
Aaron L. Fisher	Base Salary	$315,000		$315,000		$315,000
	Bonus	$236,250		$236,250		$236,250
	Accelerated Vesting or Payment of Unvested SARs, Stock Options or Restricted Stock	$75,188	(3)	$55,118	(3)	$55,118	(3)
	Continuation of Health and Welfare Benefits	$18,584		$18,584		Not Applicable

(1)	Mr. Fisher is also entitled to this payment or benefit if his compensation or duties are reduced following a change of control even if his employment is not terminated.
(2)	Mr. Fisher is also entitled to this benefit if he is required to relocate more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island.
(3)	These amounts relate to restricted stock awards only.

Name	Type of Benefit	Potential Payment ($) in Connection With Termination Following Change of Control(1)		Potential Payment ($) for Termination Without Cause(2)		Potential Payment ($) for Termination Upon Death or Disability
Walter Siegel	Base Salary	$294,000		$294,000		$294,000
	Bonus	Not Applicable		Not Applicable		Not Applicable
	Accelerated Vesting or Payment of Unvested SARs, Stock Options or Restricted Stock	$51,878	(3)	$51,878	(3)	$51,878	(3)
	Continuation of Health and Welfare Benefits	$4,567		$4,567		Not Applicable

(1)	Mr. Siegel is also entitled to this payment or benefit if his compensation or duties are reduced following a change of control even if his employment is not terminated.
(2)	Mr. Siegel is also entitled to this benefit if he is required to relocate more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island.
(3)	This amount relates to $49,653 in restricted stock awards and $2,225 in SARs.

Mr. Byrnes receives the standard severance and continuation of health and welfare benefits applicable to Executives under the Severance Plan in the event of termination without cause, a required relocation more than 75 miles from the Company’s current headquarters in Hauppauge, Long Island, or a change of control. The amounts are set forth below:

Name	Type of Benefit	Potential Payment ($) in Connection With Termination Following Change of Control		Potential Payment ($) for Termination Without Cause
Peter S. Byrnes	Base Salary	$137,500	(1)	$103,125
	Continuation of Health and Welfare Benefits (COBRA)	$7,456	(2)	$7,456

(1)	Mr. Byrnes is entitled to this payment or benefit if his salary is reduced by more than 15% or bonus by more than 25% following a change of control even if his employment is not terminated.
(2)	Mr. Byrnes is entitled to five months of COBRA benefits under the Severance Plan based on his length of service to the Company.

The following table sets forth the compensation paid to or earned during fiscal year 2009 by our non-management Directors:

DIRECTOR COMPENSATION — FISCAL YEAR 2009(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation ($)		Total ($)
Timothy P. Craig	$31,500	—	$65,713		—	$31,500	—		$128,713
Peter F. Dicks	$25,500	—	$58,483		—	$25,500	—		$109,483
James A. Donahue	—	—	$65,713		—	$61,000	—		$126,713
Ivan T. Frisch	$34,500	—	$58,483		—	$34,500	—		$127,483
Steven J. Bilodeau	$12,478	—	—	(4)	—	—	—		$12,478
Dr. Kenneth Kin	$8,670	—	$10,036		—	—	—		$18,706
Stephen C. McCluski	$19,125	—	$39,698		—	$19,125	$4,000	(5)	$81,948
Andrew M. Caggia	$17,500	—	$138,638	(6)	—	$17,500	—		$173,638

(1)	As of February 28, 2009, the Directors of SMSC owned respectively the following number of shares of common stock of the Company (including phantom stock units pursuant to the Deferred Compensation Plan for Directors), stock options and cash-settled SARs: Timothy P. Craig: 7,811 shares consisting solely of phantom stock units, 40,907 options, and 38,500 SARs; Peter F. Dicks: 57,382 shares including 11,750 phantom stock units, 82,416 options, and 49,000 SARs; James A. Donahue: 11,330 shares consisting solely of phantom stock units, 40,907 options, and 38,500 SARs; Ivan T. Frisch: 21,293 shares including 12,725 phantom stock units, 52,333 options and 49,000 SARs; Steven J. Bilodeau: 33,545 shares; Dr. Kenneth Kin: 42,000 SARs; Stephen C. McCluski: 1,109 shares consisting solely of phantom stock units, and 42,000 SARs; Andrew M. Caggia: 12,788 shares including 1,608 phantom stock units, and 63,500 SARs. The grant date and fair values for cash-settled SARs granted to Directors in fiscal year 2009 are set forth in the following table. No other equity-based awards were granted to the Directors in fiscal year 2009 except for phantom stock pursuant to the Deferred Compensation Plan for Directors.

Director	Grant Date	SARs Granted in FY 2009	Grant Date Fair Value	Total Grant Date Fair Value
Andrew M. Caggia	4/15/2008	3,500	$15.30	$53,550
Andrew M. Caggia	7/15/2008	3,500	$13.66	$47,810
Andrew M. Caggia	10/15/2008	3,500	$5.70	$19,950
Andrew M. Caggia	1/15/2009	3,500	$7.58	$26,530
Ivan T. Frisch	4/15/2008	3,500	$15.30	$53,550
Ivan T. Frisch	7/15/2008	3,500	$13.66	$47,810
Ivan T. Frisch	10/15/2008	3,500	$5.70	$19,950
Ivan T. Frisch	1/15/2009	3,500	$7.58	$26,530
Dr. Kenneth Kin	1/20/2009	42,000	$8.02	$336,840
Stephen C. McCluski	7/10/2008	42,000	$13.65	$573,300
James A. Donahue	4/15/2008	3,500	$15.30	$53,550
James A. Donahue	7/15/2008	3,500	$13.66	$47,810
James A. Donahue	10/15/2008	3,500	$5.70	$19,950
James A. Donahue	1/15/2009	3,500	$7.58	$26,530
Peter F. Dicks	4/15/2008	3,500	$15.30	$53,550
Peter F. Dicks	7/15/2008	3,500	$13.66	$47,810
Peter F. Dicks	10/15/2008	3,500	$5.70	$19,950
Peter F. Dicks	1/15/2009	3,500	$7.58	$26,530
Timothy P. Craig	4/15/2008	3,500	$15.30	$53,550
Timothy P. Craig	7/15/2008	3,500	$13.66	$47,810
Timothy P. Craig	10/15/2008	3,500	$5.70	$19,950
Timothy P. Craig	1/15/2009	3,500	$7.58	$26,530
		154,000		$1,649,340

(2)	Amounts shown do not necessarily reflect compensation actually received by the Director for fiscal year 2009. Instead the amounts shown are the compensation costs recognized by the Company for option awards and SARs in fiscal year 2009 for financial statement reporting purposes as determined pursuant to FAS 123R. The assumptions used in the calculation of values for option awards and SARs are set forth under the section entitled “Benefit and Incentive Plans” on page 74 of SMSC’s Annual Report on Form 10-K for fiscal year 2009 filed with the SEC on April 28, 2009.
(3)	Amounts relate to deferred compensation under the Deferred Compensation Plan.
(4)	Mr. Bilodeau became a non-management Director as of February 10, 2009. He did not receive any SARs as a director of the Company in fiscal year 2009. All SARs were granted as an employee as reflected in the Grants of Plan-Based Awards – Fiscal Year 2009 table in this proxy.
(5)	Mr. McCluski received $4,000 in fees for time spent at the Company’s offices familiarizing himself with the Company and management prior to becoming a Director.
(6)	Includes the FAS 123R expense for restricted stock, stock options and SARs Mr. Caggia received while still an employee of the Company.

Compensation of Directors.  Directors who are not officers of SMSC receive an annual basic retainer of $35,000, committee chairpersons receive an additional annual retainer of $18,000 per committee and committee members receive an additional annual retainer of $8,000 per committee. As Chairman of the Board, Mr. Bilodeau will receive monthly payments of $12,000 through July 2011, a monthly car allowance of $1,400, and use of a blackberry, telephone line and computer equipment. If Mr. Bilodeau is removed from the Board, or in the event of his death, in each case prior to July 2011, he shall receive a lump sum equal to the amount of unpaid monthly payments of $12,000 per month he would have otherwise received through July 2011.

Pursuant to the Transition Agreement executed with Mr. Bilodeau the Company will provide health care coverage to Mr. Bilodeau and his family until he and his wife reach age 65 unless he is covered by another employer’s health care policy.

SMSC’s Plan for Deferred Compensation in Common Stock for Outside Directors as amended on May 22, 2009 provides for deferred payment in shares of SMSC common stock, at the election of the Director, of 0, 50, or 100% of such Director’s annual basic retainer and each chairperson or committee retainer to which the Director is entitled. The deferred amount is credited in the form of phantom share units and ultimately payable in shares of stock, if the Director ceases to be a Director for any reason, or upon the occurrence of a change in control of SMSC.

Under SMSC’s 2001 and 2003 Director Stock Option Plans, options to purchase an aggregate of 350,000 shares of SMSC common stock were authorized for grant to Directors who are not employees of SMSC or any subsidiary of SMSC. Pursuant to the plans, each eligible Director, upon initial election, is automatically granted a vesting option to purchase 42,000 shares. Such options become exercisable with respect to one-third of the number of shares granted on each of the first three anniversaries of the date of grant. Each eligible Director incumbent for at least three years is automatically granted, on a quarterly basis, an immediately exercisable option to purchase 3,500 shares. The per share exercise price of each option equals the fair market value of a share of the common stock on the date of grant. In general, options are not transferable. Options expire the earlier of ten years after the grant date, or three years after the holder ceases to be a Director. The 1994 Director Stock Option Plan has been terminated, except with respect to outstanding options.

On October 7, 2005, the Board adopted SMSC’s 2005 Director Stock Appreciation Rights Plan (the “2005 SAR Plan”) to replace the 2003 Director Stock Option Plan that no longer had sufficient shares available for the grants that are part of the Board’s normal compensation. The 2005 SAR Plan has an initial quantity of 49,000 SAR units, and was established to function in a manner substantially similar to the 2003 Director Stock Option Plan. The 2005 SAR Plan provides that current service grants will be made quarterly in SARs, in lieu of options as provided in the 2003 Director Stock Option Plan; and that each service grant of SARs shall be paid on a fixed date at the end of the fifth fiscal year following the date of grant, and not be exercisable at the option of the Director.

On July 11, 2006, the Board of the Company approved the SMSC 2006 Directors Stock Appreciation Rights Plan (the “2006 Directors Plan”). The 2006 Directors Plan provides for 200,000 SARs to be made available for issuance to the Directors of the Company. The SARs are intended to function substantially similar to stock options, but shall be cash-settled exclusively. The 2006 Directors Plan provides for 42,000 SARs to be granted to non-employee Directors at fair market value upon initial election to the Board (“Initial SARs”). The Initial SARs vest in equal one third (1/3) annual increments over three years. The 2006 Directors Plan also provides for each serving Director after his third year of service to receive 3,500 SARs at fair market value on each of July 15, October 15, January 15 and April 15 (“Current SARs”). Each grant of Current SARs vests one year after the grant date. The amount and timing of Initial and Current SAR grants under the 2006 Directors Plan are consistent with the 2005 SARs Plan. Directors will not receive duplicative SAR grants under the 2006 Directors Plan and the 2005 SAR Plan. The term of the SARs grants are ten years. On April 9, 2008 the Board of Directors amended the 2006 Directors Plan to add an additional 200,000 SARs for a total of 400,000 SARs as the capacity of the 2006 Directors Plan was being exhausted. On May 22, 2009 the Board amended the 2006 Directors Plan to provide that Directors elected or appointed after June 1, 2009 would receive 28,000 Initial SARs vesting in equal one half increments over two years, and quarterly grants of 3,500 Current SARs after they completed their first year of service.

Only non-employee Directors are eligible to receive awards under Director compensation plans.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding our equity compensation plans in effect as of February 28, 2009. The inducement options granted did not require shareholder approval.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,043,842	$18.02	372,051 (2)
Equity compensation plans not approved by security holders – Inducement Options(1)	2,655,971	$24.11	130,857 (3)
Total(4)	3,699,813	$22.39	502,908

(1)	SMSC has cumulatively entered into stock option agreements with various new employees, and has granted 3,626,577 shares (net of cancellations) from the 2002, 2003, 2004, and 2005 Inducement Stock Option Plans that have not been approved by shareholders. Of the total amount granted, 2,655,971 shares are outstanding as of February 28, 2009. Such options are non-qualified, and are generally exercisable in annual increments of 20% or 25% over a 5-year or 4-year period, and will expire on the tenth anniversary of the respective grant dates. Exercise prices for these options range from $13.96 to $36.13. SARs are not included in this table as they can only be settled in cash.
(2)	Can issue 271,307 shares as restricted stock awards.
(3)	Can issue 120,897 shares as restricted stock awards.
(4)	The following plans have been approved by the shareholders of the Company:

1993 Stock Option Plan for Officers and Key Employees
1994 Stock Option Plan for Officers and Key Employees
1996 Stock Option Plan for Officers and Key Employees
1998 Stock Option Plan for Officers and Key Employees
1999 Stock Option Plan for Officers and Key Employees
2000 Stock Option Plan for Officers and Key Employees
2001 Stock Option and Restricted Stock Plan for Officers and Key Employees
2003 Stock Option and Restricted Stock Plan for Officers and Key Employees
1994 Director Stock Option Plan
2001 Director Stock Option Plan
2003 Director Stock Option Plan

The following plans have not been approved by the shareholders of the Company:

2002 Inducement Stock Option Plan
2003 Inducement Stock Option Plan
2004 Inducement Stock Option Plan
2005 Inducement Stock Option and Restricted Stock Plan

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

During fiscal year 2009 the Company purchased approximately $820,000 of test equipment, services and supplies in the ordinary course of its business from Delta Design, Inc., (“Delta”) and Rasco GmbH (“Rasco”), both wholly owned subsidiaries of Cohu, Inc. (“Cohu”) of which our Director, James A. Donahue, is President and Chief Executive Officer. Rasco was purchased by Cohu during fiscal year 2009. In fiscal year 2008, the Company purchased approximately $2.4 million of test equipment, services and supplies in the ordinary course of its business from Delta. Mr. Donahue is also the President and Chief Executive Officer of Delta.

In April 2009, an independent body of the Board reconfirmed its approval of these purchases for fiscal year 2009, pursuant to the procedures regarding related transactions set forth below.

Review, Approval or Ratification of Transactions With Related Persons

The Audit Committee or another independent body of the Board of Directors review[s] for approval or ratification all transactions required to be reported under the SEC’s rules regarding transactions with related persons according to written procedures adopted by the Board in May 2007. In reviewing such a transaction, these procedures require the Audit Committee or another independent body of the Board to evaluate the transaction in light of factors including:

•	the benefits of the transaction to the Company;
•	the material terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;
•	the direct or indirect nature of the related person’s interest in the transaction;
•	the size and expected term of the transaction;
•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards; and
•	whether the transaction is expected to occur on an ongoing basis as part of the Company’s ordinary course of business.

The Company also paid approximately $25.2 million for products, shipping and intellectual property from Taiwan Semiconductor Manufacturing, Inc. in fiscal 2009. Dr. Kin served as an executive officer of that company during fiscal year 2009. However, since Dr. Kin retired from Taiwan Semiconductor Manufacturing, Inc. prior to joining the Board of Directors of the Company no approval of these transactions was required under the Company’s related party policy.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that SMSC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of our Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based on the review and discussions, the Compensation Committee recommended that the Board of Directors include the “Compensation Discussion and Analysis” section in this Proxy Statement.

COMPENSATION COMMITTEE

Timothy P. Craig, Chairman
Peter F. Dicks
Ivan T. Frisch

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks or issues of insider participation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PwC to continue as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2010. Representatives of PwC are expected to be present at the annual meeting, with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Fees

The fees billed or expected to be billed by PwC for professional services rendered for the fiscal years ended February 28, 2009 and February 29, 2008 are reflected in the following table (in thousands):

	2009	2008
Audit Fees	$1,435	$1,856
Audit-Related Fees	$—	$86
Tax Fees	$36	$58
All Other Fees	$—	$2
Total Fees	$1,471	$2,002

Audit Fees

The audit fees were for professional services rendered for the audit of SMSC’s annual consolidated financial statements and internal controls with regulatory requirements under the Sarbanes-Oxley Act, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The audit-related fees were for certain attest services related to the implementation of new accounting standards and the performance of various other financial accounting, reporting and assurance services related to mergers and acquisitions.

Tax Fees

The tax fees were for professional services for federal, state and international tax compliance, tax advice and tax planning.

Other Fees

All other fees were for services other than the services reported above.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. In each of fiscal years 2009 and 2008, all Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended February 28, 2009. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

Management represented to the Audit Committee that SMSC’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that SMSC’s internal control over financial reporting was effective as of February 28, 2009.

The Audit Committee reviewed and discussed SMSC’s financial statements and system of internal controls for the fiscal year ended February 28, 2009 with management and with PricewaterhouseCoopers LLP, SMSC’s independent registered public accounting firm for fiscal 2009. The Audit Committee also discussed and reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended. This review included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of SMSC’s accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees”, and has discussed with PricewaterhouseCoopers LLP their independence, including the compatibility of non-audit services with PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in SMSC’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009 for filing with the SEC.

The Audit Committee:

Messrs. James A. Donahue, Chairman, Stephen C. McCluski, Ivan T. Frisch

By order of the Board of Directors,

/s/ Walter Siegel

Walter Siegel,
Vice President, General Counsel & Secretary

Dated: May 27, 2009

ATTACHMENT A

STANDARD MICROSYSTEMS CORPORATION 2009 LONG TERM INCENTIVE PLAN

Effective on July 8, 2009(1)

1. PURPOSE. The 2009 Long Term Incentive Plan (the “Plan”) has been established by Standard Microsystems Corporation (the “Company”) (a) to reward Employees, Directors and Consultants by means of appropriate incentives for achieving long-range Company goals, (b) to provide incentive compensation opportunities that are competitive with those of other similar companies, (c) to further match Employees’ financial interests with those of the Company’s other Stockholders through compensation that is based on the Company’s common stock and thereby enhance the long-term financial interest of the Company and its Affiliates, including through the growth in the value of the Company’s equity and enhancement of long-term shareholder return, and (d) to facilitate recruitment and retention of outstanding personnel eligible to participate in the plan. The Plan is intended to comply with Section 409A, and to replace the existing employee and director stock option and restricted stock plans.

2. DEFINITIONS. The capitalized terms used in this Plan have the meanings set forth below, or as otherwise defined herein. Except when otherwise indicated by the context, reference to the masculine gender shall include the feminine gender and any term used in the singular shall also include the plural.

(a) “Affiliate” means (i) any Subsidiary of the Company, (ii) any entity or Person or group of Persons that, directly or through one or more intermediaries, is controlled by the Company and (iii) any entity or Person or group of Persons in which the Company has a significant equity interest, as determined by the Committee.

(b) “Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(c) “Award” means any Option, award of Restricted Stock or Restricted Stock Units, Other Stock-Based Award or Performance Award granted under the Plan.

(d) “Board” or “Board of Directors” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d) (3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined) of Persons (other than management of the Company on the date of the adoption of this Plan or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board. Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change of Control is a distribution event for purposes of such Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(f) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.

(g) “Committee” means the Compensation Committee of the Board.

(1)	Subject to approval by the stockholders of the Company.

(h) “Consultant” shall mean an independent contractor providing services to the Company who has been specifically authorized by the Committee to participate in the Plan.

(i) “Covered Person” means an individual who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code for the tax year of the Company with regard to which a deduction in respect of such person’s Award would be allowed and (ii) the recipient of compensation (other than “qualified performance based compensation” as defined in Section 162(m)) in excess of $1,000,000 for such tax year.

(j) “Disability” means the disability of a Participant (i) such that the Participant is considered disabled under any long term disability plan of the Company, or otherwise (ii) as determined by the Committee.

(k) “Director” shall mean a non-employee member of the Board of Directors of the Company.

(l) “Employee” means any full-time or part-time employee (including an Officer or Director who is also an employee) of the Company or an Affiliate. “Employee” shall also include any individual or individuals to whom an offer of employment has been extended. References in this Plan to “employment” and related terms shall include the provision of services in any such capacity.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means the closing sale price of the Shares, as reported on the composite tape of NASDAQ issues (or the exchange on which the Company’s Shares are listed at the time of the relevant grant), or any other reporting system selected by the Committee on the relevant dates, or, if no sale of Shares is reported for that date, on the next subsequent business day in which the NASDAQ and the Company are open.

(o) “Incentive Stock Option” (“ISO”) means an Option granted under Section 6 that meets the requirements of Section 422 of the Code, or any successor provision thereto.

(p) “Non-Qualified Stock Option” means an Option granted under Section 6 that is not an Incentive Stock Option.

(q) “Option” means a stock option to purchase Shares granted under Section 6 and may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(r) “Other Stock-Based Award” means any right granted under Section 8.

(s) “Participant” means an Employee, Director or Consultant to whom an Award has been made.

(t) “Performance Award” means an Award grantedunder Section 9.

(u) “Person” means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(v) “Plan” means this 2009 Long Term Incentive Plan, as amended and in effect from time to time.

(w) “Restricted Stock” means any Share underlying an Award granted under Section 7.

(x) “Restricted Stock Unit” means a contractual right underlying an Award granted under Section 7 that is denominated in Shares, which Unit represents a right to receive the value of a Share (or a percentage of such value, which percentage may be higher than 100%) upon the terms and conditions set forth in the Plan and the applicable Agreement.

(y) “Retirement” means retirement of an Employee or Director (i) as defined under any retirement plan of the Company or any Affiliate which is qualified under Section 401 of the Code or otherwise (ii) as determined by the Committee.

(z) “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

(aa) “Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment, directorship or consultancy with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) or change in circumstances that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.

(bb) “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with Section 409A and the procedures established by the Company.

(cc) “Share” means a share of Stock.

(dd) “Stock” means the common stock, $.10 par value per share (as such par value may be adjusted from time to time), of the Company.

(ee) “Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the Board, or other governing group having functions similar to a board of Directors, as determined by the Committee.

(ff) “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by the Company or with which the Company combines.

(gg) “Successor” with respect to a Participant means the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Committee, acquire the right to receive cash and/or Shares issuable in satisfaction of an Award.

3. ADMINISTRATION. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee.

(a) The Committee shall have exclusive power to make Awards, to determine when and to whom Awards will be granted, the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards and, subject to the terms of the Plan, to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the Participant, the Participant’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c) The Committee shall have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(d) Subject to Section 12(b) of the Plan, the Committee may determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or canceled, forfeited or suspended.

(e) Subject to Section 12(b) of the Plan, the Committee shall have the authority to interpret the Plan and any Award or Agreement made under the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any Agreements entered into hereunder (not inconsistent with the Plan), and to make all other determinations necessary or advisable for the administration of the Plan.

(f) The Committee shall determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically, or at the election of the holder thereof, or of the Committee.

(g) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive.

(h) In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing or email filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

(i) Except to the extent prohibited by applicable law or regulation, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Notwithstanding the foregoing, the Committee shall not delegate any authority in connection with Awards related to Directors, and Awards to non-employee Directors may not be subject to management discretion. The Committee may revoke any such allocation or delegation at any time.

(j) The Company and any Affiliate shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and any Affiliate as to an Employee’s or Participant’s employment, or other provision of services, termination of employment, or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefit under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

(k) To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

4. SHARES AVAILABLE FOR AWARDS.

(a) Subject to adjustment as provided in Section 4(e), the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan is 1,000,000, plus any shares that have been authorized but not issued pursuant to prior plans of the Company as of June 30, 2009 up to a maximum of an additional 500,000 Shares, plus any shares subject to any outstanding options or restricted stock grants under any plan of the Company that were outstanding as of June 30, 2009 and that subsequently expire unexercised, or are otherwise forfeited, up to a maximum of an additional 3,844,576 Shares. The maximum number of ISOs that may be granted under the Plan is 1,500,000. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(e), no Participant may receive Awards under this Plan in any calendar year that relate to more than 1,000,000 Shares.

(b) Any Shares subject to Options or stock appreciation rights shall be counted against the numerical limits of this Section 4 as one share for every share subject thereto. Any Awards other than Options or stock appreciation rights shall be counted against the numerical limits of this Section 4 as 1.5 shares for every one share subject thereto. To the extent that a Share that was subject to an Award that counted as 1.5 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under paragraph (d) of this Section 4, the Plan shall be credited with 1.5 Shares.

(c) Shares to be issued under the Plan may be made available from authorized but unissued Stock, Stock held by the Company in its treasury, or Stock purchased by the Company on the open market or otherwise. During the term of the Plan, the Company will at all times reserve and keep available the number of shares of Stock that shall be sufficient to satisfy the requirements of the Plan.

(d) If any Shares covered by an Award other than a Substitute Award, or to which such an Award relates, terminate, lapse or are forfeited or cancelled, or such an Award is otherwise settled without the delivery of the full number of Shares underlying the Award, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become available for issuance under the Plan; provided, however, that Shares (i) delivered in payment of the exercise price of an Option, (ii) not issued upon the net settlement or net exercise of stock appreciation rights, or (iii) delivered to or withheld by the Company to pay withholding taxes related to an Award , shall not become available again for issuance under this Plan.

(e) Shares underlying Substitute Awards shall not reduce the number of Shares available for delivery under this Plan.

(f) In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affecting the Shares the Committee shall make such provision as it shall consider appropriate for (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including without limitation the individual limit set forth in Section 4(a), (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award shall always be a whole number. The determination of the Committee shall be conclusive; provided, further, with respect to any Award subject to Section 409A, any such adjustment shall be authorized only to the extent that such adjustment would not cause the Award to fail to comply with Section 409A.

5. ELIGIBILITY. All Employees, Directors and Consultants are eligible to participate in this Plan and receive Awards hereunder. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are eligible to receive Substitute Awards hereunder.

6. OPTIONS. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan and subject to Section 12(b) of the Plan, as the Committee shall determine:

(a) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee and the effect thereon, if any, of the termination of employment of the Participant shall be determined by the Committee. Absent specific action by the Committee, the effect of termination of employment shall be governed by Article 10 of the Plan unless a different result is set forth in the applicable Agreement for a Participant, or in a Participant’s employment contract approved by the Compensation Committee. Notwithstanding, the term of an Option shall not exceed ten (10) years.

(c) Any Option may be exercised at any time during the period commencing with either the date that Option is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option. A Participant may exercise his Option for all or part of the number of Shares which he is eligible to exercise under terms of the Option. The Committee shall determine the method or methods by which, and the form or forms in which, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, payment of the exercise price with respect thereto may be made or deemed to have been made.

(d) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

7. RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS. The Committee is hereby authorized, subject to Section 12(b) of the Plan to grant Awards of Restricted Stock and/or Restricted Stock Units to Participants.

(a) The Awards granted under this Section 7 shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. If the vesting conditions applicable to an Award of Restricted Stock or Restricted Stock Units relate exclusively to the passage of time and continued employment or provision of services, or refraining therefrom, the last vesting date of all or a portion of such Award shall occur no less than 36 months following the date of such Award, except that the foregoing restriction shall not apply to such Awards if they (i) are made in satisfaction of Company obligations to employees that would otherwise be paid in cash, (ii) are issued in connection with the exercise of an Option or other Award hereunder, or (iii) are Substitute Awards.

(b) Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

8. OTHER STOCK-BASED AWARDS. (a) The Committee is hereby authorized, subject to Section 12(b) of the Plan, to grant to Participants such other Awards (including, without limitation, stock appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Rights to dividends and dividend equivalents may not attach to Options or stock appreciations rights. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Notwithstanding, the term of a stock appreciation right shall not exceed ten (10) years, and, except in the case of Substitute Awards, the exercise price for a stock appreciation right shall not be less than the Fair Market Value of a Share on the date of grant of such stock appreciation right. Shares or other securities delivered pursuant to a purchase right granted under this Section 8 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(b) The total number of Awards issued pursuant to Sections 7 and 8 of this Plan, excluding stock appreciation rights, that vest in less than three years may not exceed 300,000 Shares.

9. PERFORMANCE AWARDS.

(a) The Committee is hereby authorized to grant Performance Awards to Participants, including to Covered Persons, if the Committee intends that such Awards shall qualify as “qualified performance based compensation” under Section 162(m) of the Code.

(b) Performance Awards shall become earned and payable if targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Committee: (i) Cash Value Added, (ii) Total Shareholder Return, (iii) Return on Equity, (iv) Revenue, (v) Return on Net Assets, (vi) Earnings Per Share, (vii) EBITDA, (viii) Return on Invested Capital, (ix) Parent Operating Cash Flow, (x) Consolidated Free Cash Flow, (xi) Cash Return on Investment (CRI), (xii) Operating Income, (xiii) Operating Margin and (xiv) Gross Margin. These financial measures may be GAAP or non-GAAP measures as determined by the Committee. These measures may be used as absolute, relative or growth measures as determined by the Committee.

(c) Performance targets relating to the performance measures set forth above shall be preestablished by the Committee, and achievement thereof certified, in writing, prior to payment of the Award, as required by

Section 162(m) and regulations promulgated thereunder, may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods, as the Committee shall determine.

(d) The Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant pursuant to this Section 9, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant performance targets.

(e) The minimum vesting period applicable to a Performance Award shall be such that the last vesting date of all or a portion of such Award shall occur no less than 12 months following the date of such Award, except that the foregoing restriction shall not apply to Substitute Awards The maximum value of the total of any Performance Awards which may be earned by an Employee under the Plan in any calendar year is $10,000,000.

10. TERMINATION OF EMPLOYMENT OR SERVICES. Except as otherwise provided in an applicable Agreement or determined by the Committee and to the extent not inconsistent with Section 14(k) hereof, in case of termination of employment, directorship or consultancy, the following provisions shall apply:

(a) Upon termination of employment, or cessation of provision of services by the Participant, for reason of death or Disability:

(i) any Award (other than Options) then held by such Participant shall be immediately accelerated and become fully vested, exercisable and payable, and

(ii) any Option then held by such Participant shall be immediately accelerated and become fully vested, exercisable and payable and shall expire on the earlier of (1) the date the Option would have expired had the Participant continued in such employment and (2) one year after the date such Participant’s service ceases.

(b) Upon termination of employment, or cessation of provision of services by the Participant, for reason of Retirement:

(i) any Award (other than Options) then held by such Participant may be immediately accelerated by the Committee and become fully vested, exercisable and payable, and

(ii) any Option then held by such Participant shall automatically expire on the earlier of (1) the date the Option would have expired had the Participant continued in such employment and (2) one year after the date such Participant’s service ceases, except that any Incentive Stock Option shall automatically expire on the earlier of the date set forth in clause (1) above and three months after the date that such Participant’s service ceases.

(c) Upon termination of employment by the Company for cause (as determined by the Committee in its sole discretion), or under other circumstances provided by the Committee in its discretion in the applicable Agreement:

(i) any Award then held by such Participant whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment, and

(ii) any Option then held by such Participant, to the extent exercisable, shall automatically expire on the earlier of (1) the date the Option would have expired had the Participant continued in such employment and (2) and three months after the date that such Participant’s service ceases.

(d) Upon termination of employment or cessation of provision of services by the Participant for any reason other than death, Disability, Retirement or termination of employment by the Company for cause (as determined by the Committee in its sole discretion), or under other circumstances provided by the Committee in its discretion in the applicable Agreement:

(i) any Award (other than Performance Awards) then held by such Participant whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment,

(ii) any Option then held by such Participant, to the extent exercisable, shall automatically expire on the earlier of (1) the date the Option would have expired had the Participant continued in such employment and (2) ninety days after the date the such Participant’s service ceases, except that any Incentive Stock Option shall automatically expire on the earlier of clause (i) above and three months after the date that such Participant’s service ceases,

(iii) any Performance Award then held by such Participant which is not then payable will be paid in accordance with its terms at the time the Performance Award would have been payable if the termination of employment had not occurred, and the payment shall be prorated based on the number of days in the performance period that occurred prior to the termination of employment, and

(iv) If an Employee becomes a Consultant or Director without a break in service to the Company then his Awards shall not terminate and shall continue under their original terms and conditions, except to the extent such Awards are subject to Section 409A and the transition results in a Separation from Service, in which case such Awards shall be treated in accordance with Section 14(k)(ii) below.

11. DURATION. The Plan shall be effective as of July 8, 2009, subject to its approval by the stockholders of the Company. No Award shall be granted under the Plan after the tenth anniversary of the effective date. However, unless otherwise expressly provided in the Plan or in an applicable Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to administer the Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

12. AMENDMENT, MODIFICATION AND TERMINATION.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval (x) if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (y) if the proposed amendment will increase the number of Shares that may be issued under the Plan, modify the requirements for participation in the Plan, or increase benefits that have already accrued to Participants under the Plan or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. Notwithstanding the foregoing or any provision of the Plan or an Award to the contrary, (i) the Committee may at any time (without the consent of any Participant) modify or amend any or all of the provisions of the Plan or an Award to the extent necessary to conform the provisions of the of the Plan or an Award to comply with Section 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification or amendment of the Award shall adversely affect the rights of a Participant, and (ii) except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or stock appreciation rights or cancel outstanding Options or stock appreciation rights in exchange for cash, other Awards, Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Award, without stockholder approval.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair the rights of a Participant or holder or beneficiary under any Award theretofore granted under the Plan. Notwithstanding the foregoing, the Committee may not change the vesting schedule of Awards without shareholder approval except in cases of death, Disability, Retirement or Change in Control; except that the vesting schedule for up to ten percent (10%) of the total number of Shares in the Plan may be established or amended, subject to the approval of the Committee, without being subject to the foregoing restrictions on vesting.

(c) With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend, or otherwise modify, without Board or shareholder approval, the terms of the Plan or Awards with respect to such Participant in order to conform such terms with the provisions of local law; provided that such amendment or other modification shall not increase the total number of Shares reserved for purposes of the Plan without the approval of the Stockholders of the Company.

(d) The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, an event affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles), whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(e) To the extent not inconsistent with Section 14(k) hereof, in connection with a Change in Control or an event described in Section 4(e), the Committee may, in its discretion (i) cancel any or all outstanding Awards under the Plan in consideration for payment to the holder of each such cancelled Award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such Award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price if any that would have been payable therefore, or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Committee’s discretion and to the extent applicable, must comply with Section 409A.

13. CHANGE IN CONTROL. Awards granted to the Directors of the Company shall become fully vested, exercisable and payable upon the occurrence of a Change in Control. The Committee may provide, subject to complying with Section 409A, that Awards granted to specific Employees shall become fully vested, exercisable and payable if the Employee’s employment with the Company is terminated, as defined by the Committee, within one year of a Change of Control.

14. MISCELLANEOUS.

(a) Nothing in the Plan or in any Agreement shall confer upon any Participant the right to continue in the service or employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment or provision of service of the Participant with or without cause.

(b) The Company shall have a right to withhold from any payment of cash or Stock to a Participant or other person under the Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state, local income tax or such other applicable taxes (“Taxes”) with respect to income arising from payment of the Award. The Company shall have the right to require the payment of any Taxes before issuing any Stock pursuant to the Award. The Committee may, if it deems appropriate in the case of a Participant, withhold such Taxes through a reduction of the number of Shares delivered to such individual, or allow the Participant to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the Taxes with respect to income arising from payment of the Award, through a reduction of the number of Shares delivered to such individual or a subsequent return to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws. Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements for equity classification of Paragraph 35 of FASB Statement No. 123(R) and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.

(c) Awards received by a Participant under this Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement, or unless the Committee so determines.

(d) Subject to the provisions of the Plan, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(f) Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the applicable Agreement. Except as may be required by law, neither the Company nor any member or former member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Sections 3(c) and 3(i) hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, under this Plan.

(g) No certificate for Shares distributable pursuant to this Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which the Company’s Shares may, at such time be listed.

(h) To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of Delaware and construed accordingly.

(i) In the event that any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(j) No fractional shares shall be issued or delivered pursuant to this Plan or any Agreement, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(k) Notwithstanding any provision of the Plan or an Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(i) If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant), to the extent required by Section 409A. Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination, with interest at the rate of prime plus 2%, determined as of the first day of the month in which the Separation from Service occurred, unless another compliant date is specified in the applicable Agreement.

(ii) For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when it is anticipated that the level of bona fide services performed permanently will decrease to a level less than twenty percent (20%) of the average level of bona fide services performed by the Participant during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(iii) The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Awards to the extent it would result in a violation of Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Committee to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period).

(iv) The grant of Non-Qualified Stock Options and stock appreciation rights shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees of the Company and its subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(v) In no event shall any member of the Board, the Committee or the Company (or its employees, Officers or Directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

This Standard Microsystems Corporation Long Term Incentive Plan has been duly executed by the undersigned and is effective this 8th day of July 2009.

ATTACHMENT B

STANDARD MICROSYSTEMS CORPORATION

SELECTED OFFICER MANAGEMENT INCENTIVE PLAN
(EFFECTIVE JUNE 1, 2009)

SUBJECT TO SHAREHOLDER APPROVAL

Section 1. Purpose.

The purpose of the Standard Microsystems Corporation Selected Officer Management Incentive Plan is to promote the interests of Standard Microsystems Corporation and its subsidiaries by providing eligible key employees of the Company with incentive to assist the Company in meeting and exceeding its business goals.

Section 2. Definitions.

(a) “Awards” shall mean the performance based awards earned pursuant to the Plan.

(b) “Board” means SMSC’s Board of Directors.

(c) “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(d) “Committee” means the Compensation Committee of SMSC’s Board of Directors (and any committee to which the Compensation Committee has delegated its authority as set forth in Section 3(d) hereof); in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code.

(e) “Company” or “SMSC” means SMSC or any corporation or business entity of which SMSC (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

(f) “Participant” shall mean a qualifying employee selected by the Committee to participate in the Plan in accordance with Section 5 hereof.

(g) “Performance Percentage” shall mean with respect to a Participant, the percentage to be applied to such Participant’s Target Award (if any) to be used in calculating the actual Award payable to such Participant (if any). The Performance Percentage shall be calculated on a schedule, matrix or other objective method based on the Company’s achievement of the Performance Targets.

(h) “Performance Period” means the period in which performance is measured for which Awards are paid, as determined by the Committee. Performance Periods shall be at least equal to one fiscal quarter and may be overlapping.

(i) “Performance Schedule” shall mean the schedule, matrix or other objective method for determining the Plan Funds based on the Company’s achievement of the Performance Targets.

(j) “Performance Targets” shall mean the performance goals and objectives established by the Committee to determine funding under the Plan.

(k) “Plan” means this plan, which shall be known as the SMSC Selected Officer Management Incentive Plan or Officer MIP.

(l) “Plan Funds” shall mean, with respect to a Performance Period, the total amount of funds available to be paid on a Company wide basis based on the Performance Schedule.

(m) “Target Award” shall mean the base award expressed as a percentage of base salary, which will convert into a dollar figure, established for each Participant for each Performance Period.

Section 3. Administration.

(a) The Plan shall be administered by the Committee.

(b) The Committee may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan. The Committee shall have the authority to interpret the Plan in its absolute discretion. Each interpretation made or action taken by the Committee pursuant to the Plan shall be final and conclusive for all purposes and binding upon all Participants (as defined in Section 2) or former Participants and their successors in interest.

(c) Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled to indemnification and reimbursement by Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

Section 4. Performance Measures, Funding and Establishment of Target Awards

(a) The Committee may grant Awards to Participants with respect to any Performance Period subject to the terms and conditions of the Plan. All Awards shall be settled in cash. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish, with respect to such Performance Period, (a) the Performance Targets for the Company, (b) Target Awards for each Participant, (c) the Performance Percentage and Performance Schedules and (d) the potential Plan Funds. The Performance Targets shall be based on one or more of the following business criteria: revenue, revenue growth, operating income, operating cash flow, operating margin, net income, net margin, earnings per share, EBITDA, return on sales, return on assets (net or gross), return on equity, return on invested capital and total shareholder return.

(b) The measurement of any Performance Targets may be based on non-GAAP or pro forma financial measures. Such measures may exclude the impact of charges for extraordinary, unusual, non-recurring or other items that the Committee determines should not be included in the Performance Targets (including without limitation charges for equity based compensation, acquisitions or dispositions, restructurings and discontinued operations), and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Targets may be used to measure the performance of an individual, the Company or a subsidiary of the Company as a whole or any business unit of the Company or any subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Targets as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Section 5. Eligibility.

Awards may be granted to the Chief Executive Officer and such other key employees of the Company who are selected for participation in the Plan by the Committee.

Section 6. Individual Performance and Determination of Awards.

(a) Calculation. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify in writing the extent to which Performance Targets have been achieved. Using the Performance Schedule, the Committee shall determine the actual Plan Funds available and the Performance Percentage. Awards shall be calculated for each Participant by multiplying the Target Award by the Performance Percentage. The total of all Participants Awards may not exceed the actual Plan Funds for any Performance Period.

(b) Discretionary Reduction. The Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with Section 6 (a) of the Plan. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c) Limitation. The amount paid under the Plan to any Participant with respect to any Award for a Performance Period of one year or less shall not exceed one million five hundred thousand dollars ($1,500,000). The amount paid under the Plan to any Participant with respect to any Award for a Performance

Period of more than one year shall not exceed three million dollars ($3 million). No Participant shall be eligible to earn Awards for more than four Performance Periods that end within any single fiscal year of the Company.

(d) Payment. The Company shall pay Awards as soon as administratively practical following certification by the Committee of the extent to which the applicable Performance Targets have been achieved and the determination of the actual Awards in accordance with Section 4 and this Section 6; provided that in no event shall any Award (or any other amount payable pursuant to this Plan) be paid later than the fifteenth (15) day of the third month following the end of the fiscal year with respect to which Award (or such other amount) was earned, if at all. A Participant must be employed by the Company on the date the Awards are paid in order to receive an Award. Notwithstanding the foregoing, payment of Awards shall be subject to any election duly and validly made in accordance with Section 409A of the Code by a Participant with respect to the deferral of all or a portion of his or her Award under a deferred compensation plan of the Company.

Section 7. General Provisions.

(a) No Rights to Awards or Continued Employment. No employee of the Company shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained by the Company.

(b) No Limits on Other Awards and Plans. Nothing contained in this Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company, including any Participants.

(c) Withholding Taxes. The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.

(d) Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

(e) Effective Date; Amendment. The Plan is effective as of September 1, 2009. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

(f) Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

(g) Section 409A. The intent of the Company is that payments and benefits under this Plan comply with Section 409A of the Code. All Awards granted pursuant to this Plan are intended to be excluded from coverage under Section 409A of the Code pursuant to Section 1.409A-1(b)(4) “Short-term deferrals”. If any provision of the Plan would otherwise frustrate or conflict with this intent, the Committee may amend the Plan to the extent necessary to comply with Section 409A of the Code, provided that such amendment will not result in additional cost to the Company. Neither the Company nor any Participant shall have the right to accelerate or defer the delivery of any Award except to the extent specifically permitted or required by Section 409A of the Code.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M15194-P81454

STANDARD MICROSYSTEMS CORPORATION

PROXY – Annual Meeting of Stockholders – July 8, 2009

CHRISTINE KING and WALTER SIEGEL, and each of them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting, or, if only one shall be present and acting, then that one, all of the shares of Standard Microsystems Corporation that the undersigned would be entitled, if personally present, to vote at the 2009 annual meeting of stockholders, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side hereof and in the notice of annual meeting.

Please date and sign this proxy on the REVERSE SIDE, and mail it in the enclosed envelope, which requires no postage if mailed in the United States.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE PROPERLY MARKED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4 AS RECOMMENDED BY THE BOARD OF DIRECTORS.

(Continued, and to be dated and signed on other side)

STANDARD MICROSYSTEMS CORPORATION C/O AMERICAN STOCK TRANSFER 6201 15TH AVE. BROOKLYN, NY 11219	VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Standard Microsystems Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Standard Microsystems
Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU ARE VOTING BY TELEPHONE OR INTERNET,
PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M15193-P81454 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STANDARD MICROSYSTEMS CORPORATION

The Board of Directors recommends a vote “FOR” proposals 1, 2, 3 and 4.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

Vote on Directors

1.	ELECTION OF DIRECTORS
Nominees:
01) Andrew M. Caggia
02) James A. Donahue
03) Dr. Kenneth Kin
04) Christine King

Vote on Proposal

		For	Against	Abstain
2.	TO APPROVE THE STANDARD MICROSYSTEMS CORPORATION 2009 LONG TERM INCENTIVE PLAN.	☐	☐	☐
3.	TO APPROVE THE STANDARD MICROSYSTEMS CORPORATION SELECTED OFFICER MANAGEMENT INCENTIVE PLAN.	☐	☐	☐
4.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2010.	☐	☐	☐

NOTE: (Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership or other association, please sign its name, and add your own name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your title. If shares are held jointly, EACH holder should sign.)

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date